Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and AMONG

ZAGG INC,

zm aCQUISITION, INC.,

MOPHIE INC.,

THE PRINCIPAL SHAREHOLDERS OF MOPHIE inc.
NAMED HEREIN,

and

DANIEL HUANG
(AS REPRESENTATIVE OF THE shareHOLDERS OF MOPHIE, INC.)

February 2, 2016

TABLE OF CONTENTS

Page

Article 1 DEFINITION	1
Article 2 THE MERGER	2
2.1 The Merger	2
2.2 Closing	2
2.3 Effective Time	2
2.4 Effect of the Merger	2
2.5 Directors and Officers	2
2.6 Organizational Documents	3
2.7 Actions at the Closing	3
2.8 Additional Action	3
2.9 Merger Consideration	4
2.10 Earn-Out Payment.	4
2.11 Other Payments.	6
2.12 Contingent Payment Provisions.	8
2.13 Effect of the Merger on the Capital Stock and Convertible Securities of the Constituent Corporations	9
2.14 Payment for and Exchange of Securities.	12
2.15 Appraisal Rights	13
2.16 Adjustment Before and After the Closing	14
2.17 Escrow Arrangements; Representative Expense Fund.	16
2.18 Representative.	18
2.19 Withholding Obligations	21
Article 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	21
3.1 Organization	22
3.2 Authorization	22
3.3 No Violation; Consents	23
3.4 Capitalization	23
3.5 Financial Statements.	25
3.6 No Undisclosed Liabilities	26
3.7 Absence of Certain Changes	26
3.8 Legal Proceedings	27
3.9 Compliance with Law.	27
3.10 Permits	27
3.11 Material Contracts.	28
3.12 Tax Matters.	30
3.13 Employees.	33
3.14 Employee Benefits.	36
3.15 Owned Real Property.	39
3.16 Leases; Leased Real Property.	40
3.17 Environmental Matters	42

3.18 Intellectual Property	43
3.19 Insurance	53
3.20 Transactions with Affiliates	53
3.21 Outstanding Indebtedness	54
3.22 Assets	54
3.23 Accounts Receivable	54
3.24 Inventories	55
3.25 Warranties	55
3.26 Product Liability; Recalls	55
3.27 Customers and Suppliers	55
3.28 Export Control Laws	56
3.29 Government Contracts	56
3.30 Powers of Attorney	56
3.31 Bank Accounts	56
3.32 Brokers, Finders and Investment Bankers	57
3.33 Disclosure	57
3.34 No Implied Representations	57
Article 4 REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL SHAREHOLDERS	57
4.1 Organization	57
4.2 Authorization	58
4.3 No Violations	58
4.4 Reliance on Tax Advisors	58
4.5 Entirely for Own Account	58
4.6 Investment Experience; Accredited Investor	58
4.7 Restricted Securities	59
Article 5 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	59
5.1 Organization	59
5.2 Authorization	59
5.3 No Violations; Consents	60
5.4 Issuance of Shares	60
5.5 SEC Documents	60
5.6 Earn-Out Payment Shares Registration; Listing	61
5.7 No Brokers, Finders and Investment Bankers	61
5.8 Legal Proceedings	61
5.9 No Prior Merger Sub Operations	61
5.10 Financing	61
Article 6 CERTAIN COVENANTS AND AGREEMENTS	61
6.1 Conduct of Business by the Company	61
6.2 Inspection and Access to Information.	63
6.3 Shareholder Approval.	64
6.4 Notice of Certain Events	65

6.5 Resignations	65
6.6 Governmental Approvals and Consents.	66
6.7 Reasonable Efforts; Further Assurances; Cooperation	67
6.8 Exclusivity	67
6.9 Public Announcements	68
6.10 280G Covenant	68
6.11 FIRPTA	68
6.12 Expenses	69
6.13 Indemnification	69
6.14 R&W Insurance	69
6.15 Notices and Effect of Supplements to Schedules	69
Article 7 TAX MATTERS	70
7.1 Tax Covenants.	70
7.2 Straddle Period	70
7.3 Tax Returns.	71
7.4 Cooperation and Exchange of Information	71
Article 8 CONDITIONS	72
8.1 Conditions to Each Party’s Obligations	72
8.2 Conditions to Obligations of the Company	72
8.3 Conditions to Obligations of Parent and Merger Sub	73
Article 9 INDEMNIFICATION	76
9.1 Indemnification by the Company Indemnitors	76
9.2 Indemnification by Parent	77
9.3 Indemnification Claims.	78
9.4 Survival of Representations and Warranties	80
9.5 Limitations	80
9.6 Tax Treatment	83
9.7 Mitigation	83
Article 10 TERMINATION	83
10.1 Termination and Abandonment	83
10.2 Effect of Termination	84
Article 11 MISCELLANEOUS PROVISIONS	84
11.1 Notices	84
11.2 Exhibits and Schedules to this Agreement	86
11.3 Time of the Essence; Computation of Time	86
11.4 Assignment; Successors in Interest	86
11.5 Survival of Covenants	86
11.6 Number; Gender	86
11.7 Captions	86
11.8 Controlling Law	86
11.9 Entire Agreement	86
11.10 Amendment	86

11.11 Severability	87
11.12 Counterparts; Facsimile Signatures	87
11.13 No Third-Party Beneficiaries	87
11.14 Jurisdiction and Forum	87
11.15 Waiver of Jury Trial	88
11.16 Enforcement; Specific Performance	88
11.17 Construction	89
11.18 Representative Counsel	89
11.19 Reliance on Counsel and Other Advisors	89

Appendix 1	Definitions

Exhibits:
Exhibit 2.13(c).	Form of Acknowledgement and Release
Exhibit 2.14(d).	Form of Letter of Transmittal
Exhibit 2.17.	Form of Escrow Agreement
Exhibit 2.3.	Short-Form Agreement
Exhibit 2.6(a).	Articles of Incorporation – Surviving Corporation
Exhibit 2.6(b).	Bylaws – Surviving Corporation
Exhibit 8.3(n).	Form of Employment Agreement
Exhibit 8.3(q).	Form of Lock-Up Agreement
Exhibit 8.3(r).	Form of Restrictive Covenant Agreement

Disclosure Schedule
Section 3.1.	Officers and Directors of the Company
Section 3.1(b).	Subsidiaries of the Company, Subsidiaries of the Company
Section 3.10.	Permits
Section 3.11.	Material Contracts
Section 3.12(a).	Tax Withholding
Section 3.12(b).	Closed Tax Years, Closed Tax Years
Section 3.12(h).	Tax Filing Jurisdictions
Section 3.12(i).	Passive Foreign Investment Company
Section 3.12(k).	Specified Tax Exclusions and Inclusions
Section 3.12(p).	Tax Rulings
Section 3.13(a).	Employees
Section 3.13(e).	Consultants and Contractors
Section 3.13(f).	Work Authorization
Section 3.13(h).	Wage Liabilities
Section 3.13(i).	Employee Manuals and Policies
Section 3.13(k).	Employee Classification
Section 3.14(a).	Company Plans
Section 3.14(l).	Executive Agreements
Section 3.14(n).	Vacation and Sick Leave Policies
Section 3.14(r).	409A
Section 3.15(a).	Owned Real Property
Section 3.15(b).	Subleases
Section 3.15(g).	Owned Real Property Specific Items
Section 3.15(i).	Title Insurance and Surveys

Section 3.16.	Leased Real Property
Section 3.16(c).	Leased Property - Subleases
Section 3.17.	Environmental Matters
Section 3.18(c).	Company Registered Intellectual Property, Company Websites
Section 3.18(d).	Company Products
Section 3.18(g).	Invention Assignments
Section 3.18(i).	Confidential Information
Section 3.18(j).	Non-Infringement
Section 3.18(k)(i).	Company Owned IP – Licenses
Section 3.18(k)(ii).	Royalties
Section 3.18(l)(i).	IP Agreements
Section 3.18(l)(v).	IP Agreements -- Required Inclusions, IP Agreements--Disputes
Section 3.18(l)(x).	IP Agreements – Derivative Works
Section 3.18(m).	Non-Contravention
Section 3.18(o).	Open Source Software, Open Source Software
Section 3.18(p).	ICT Infrastructure
Section 3.18(q)(iv).	Company Databases
Section 3.19.	Insurance
Section 3.20.	Transactions With Affiliates
Section 3.21.	Outstanding Indebtedness
Section 3.22(b).	Ownership of Assets
Section 3.23.	Accounts Receivable
Section 3.24.	Inventories
Section 3.25.	Warranties
Section 3.26.	Product Liability
Section 3.27.	Customers and Suppliers
Section 3.29.	Government Contracts
Section 3.3.	No Violations
Section 3.30.	Powers of Attorney
Section 3.31.	Bank Accounts
Section 3.4(a).	Authorized Capital
Section 3.4(b).	Stock Options, Stock Ownership
Section 3.4(c).	Stock Options
Section 3.4(e).	Obligations to Issue Company Shares
Section 3.4(f).	Agreements Regarding Sale or Transfer of Company Shares
Section 3.5.	Financial Statements
Section 3.6.	Undisclosed Liabilities
Section 3.7.	Absence of Certain Changes
Section 3.8.	Legal Proceedings
Schedule 2.10(a).	Tax Adjustment Amount
Schedule 2.11(b).	Customs Refund
Schedule 2.13(h).	Allocation of Proceeds
Schedule 2.16(a).	Closing Net Working Capital
Schedule 8.3(e).	Closing Third Party Consents
Schedule 8.3(m).	Lien Releases
Schedule 9.1(a)(vii).	Special Indemnity

 AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of February 2, 2016, by and among ZAGG INC, a Nevada corporation (“Parent”), ZM ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub“), MOPHIE INC., a California corporation (the “Company”), and solely for purposes of Sections 2.17, 2.18, 8.3(r), Article 4 and Article 9, the Shareholders identified as “Principal Shareholders” on the signature pages to this Agreement (each a “Principal Shareholder” and collectively, the “Principal Shareholders”), and solely for purposes of Sections 2.16, 2.17, 2.18 and Article 9, Daniel Huang, an individual resident in the state of California, as representative of the Applicable Holders (the “Representative”). Parent, Merger Sub, the Company, the Principal Shareholders and the Representative may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

Recitals

A.                The Parties intend that, pursuant to and on the terms and conditions contained in this Agreement and in accordance with the California General Corporation Law, California Corporations Code §§ 100 et seq. (the “CGCL“), and the Delaware General Corporation Law, 8 Del. Code § 101 et seq. (the “DGCL“), Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”).

B.                 The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and the other transactions contemplated hereby.

C.                 The Board of Directors of the Company has (i) determined that the Merger and this Agreement are in the best interests of the Company and the Shareholders, (ii) unanimously approved this Agreement and (iii) resolved to recommend that the Shareholders approve and adopt this Agreement.

D.                The Boards of Directors of (or similar governing body) of each of Parent and Merger Sub, have each respectively unanimously approved this Agreement and the sole equityholder of Merger Sub has adopted this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

Article 1
DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings ascribed to them in Appendix 1.

Article 2
THE MERGER

2.1              The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL and the CGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger. The Company as the surviving corporation of the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2              Closing. The closing of the Merger (the “Closing.”) shall occur on the date (the “Closing Date“) which is three Business Days after each of the conditions set forth in Article 8 shall have been satisfied or waived (other than conditions that, by their nature, can only be satisfied at Closing), at the offices of Durham Jones & Pinegar, 111 East Broadway, Suite 900, Salt Lake City, Utah 84111, or at such other time and place as the Company and Parent shall agree.

2.3              Effective Time. Subject to the terms and conditions of this Agreement, the Merger shall become effective at the time at which (i) (A) the Agreement of Merger in the form set forth as Exhibit 2.3 (the “Short-Form Agreement“), and (B) officer’s certificates of merger meeting the requirements of Section 1103 of the CGCL (the “California Certificate of Merger“ and together with the Short-Form Agreement, the “California Filings“) are filed with the Secretary of State of the State of California, and (ii) a certificate of merger meeting the requirements of Section 252(c) of the DGCL (the “Delaware Certificate of Merger“ and together with the California Filings, the “Merger Filings“) is filed with the Secretary of State of the State of Delaware, or such later time as may be specified in such certificates (the “Effective Time“).

2.4              Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Filings and as set forth in Section 1107 of the CGCL and Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall be the debts, liabilities and duties of the Surviving Corporation.

2.5              Directors and Officers. Unless otherwise determined by Parent before the Effective Time, at the Effective Time the directors and officers of Merger Sub immediately before the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

2.6              Organizational Documents.

(a)                Articles of Incorporation. Unless otherwise determined by Parent before the Effective Time, at the Effective Time the articles of incorporation of the Company, as amended and restated in the form set forth as Exhibit 2.6(a) , shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the CGCL and such articles of incorporation.

(b)               Bylaws. Unless otherwise determined by Parent before the Effective Time, at the Effective Time the bylaws of the Company, as amended and restated in the form set forth as Exhibit 2.6(b) , shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the CGCL, the articles of incorporation of the Surviving Corporation and such bylaws.

2.7              Actions at the Closing. At the Closing:

(a)                the Company shall deliver to Parent the various certificates, instruments and documents referred to in Section 8.3;

(b)               Parent shall cause Merger Sub to deliver to the Company the various certificates, instruments and documents referred to in Section 8.2;

(c)                Parent shall file with the Secretary of State of the State of Delaware the Delaware Certificate of Merger;

(d)               Parent shall deliver the portion of the Closing Consideration payable to holders of Options that are employees of the Company, for further distribution to the applicable individuals in accordance with Sections 2.13 and 2.14;

(e)                Parent shall authorize and instruct the Exchange Agent to deliver the Closing Consideration (excluding the consideration payable to holders of Options that are employees of the Company) in accordance with Sections 2.13 and 2.14;

(f)                Parent, the Representative and the Escrow Agent shall execute and deliver the Escrow Agreement, and Parent shall deliver to the Escrow Agent the Escrow Amount pursuant to Section 2.17; and

(g)               Parent shall deliver to the Representative the Representative Expense Fund pursuant to Section 2.17.

2.8              Additional Action. The Surviving Corporation, at any time from and after the Effective Time, may take any action, including executing and delivering any document, in the name and on behalf of either the Company or Merger Sub in order to vest, perfect or confirm in the Surviving Corporation its right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of the Merger or to otherwise give effect to the transactions contemplated by this Agreement.

2.9              Merger Consideration. The consideration Parent will pay in connection with the Merger (the “Merger Consideration“) will be $100,000,000 (the “Closing Consideration”), plus the amount (if any) by which the Final Closing Net Working Capital exceeds the Working Capital Target and minus the amount (if any) by which the Working Capital Target exceeds the Final Closing Net Working Capital, plus the amount of the Contingent Payments, if any.

2.10          Earn-Out Payment.

(a)                Earn-Out Payment. As Merger Consideration, at the time provided in Section 2.10(b), Parent (or its designee so long as Parent remains an obligor thereof) shall pay to the Applicable Holders, in proportion to their respective Unpaid Pro Rata Portions, an amount, if any, equal to, the Earn-Out Base Amount minus the Key Man Retention Bonus Amount (the “Earn-Out Payment “).

(b)               Determination of Earn-Out Base Amount and Earn-Out Payment. No later than 60 days after the end of the Calculation Period (the “Earn-Out Payment Calculation Date“), Parent shall prepare and deliver to Representative a written statement (the “Earn-Out Payment Calculation Statement“) setting forth in reasonable detail Parent’s determination of Adjusted EBITDA for the Calculation Period and its calculation of the resulting Earn-Out Base Amount, Key Man Retention Bonus Amount and the Earn-Out Payment (the “Earn-Out Payment Calculation“).

(c)                Timing and Manner of Payment of Earn-Out Payment. On the 15th day following the Earn-Out Payment Calculation Date (the “Earn-Out Payment Date”), Parent shall pay the Earn-Out Payment and the Key Man Retention Bonus Amount, if any, as determined by Parent pursuant to Section 2.10(b), as follows:

                                                                             (i)            Escrow Deposit. Parent shall deposit an amount in cash equal to 10% of the Earn-Out Base Amount, if any, as determined by Parent pursuant to Section 2.10(b) (the “Contingent Escrow Amount“), with the Escrow Agent to be held as part of the Escrow Fund and to be disbursed in accordance with Section 2.17 and the Escrow Agreement;

                                                                           (ii)            Key Man Retention Bonus Amount. Parent shall fund and pay to the recipients of the Key Man Retention Bonus Awards the Key Man Retention Bonus Amount among them in accordance with the terms of the Key Retention Man Bonus Awards agreement entered into with each participant;

                                                                         (iii)            Earn-Out Payment Shares. Parent shall pay up to $5,000,000 of the Earn-Out Base Amount, if any, payable pursuant to Section 2.10(b) remaining after payment of the Contingent Escrow Amount and the Key Man Retention Bonus Amount (the “Distributable Earn-Out Payment“) by issuing shares of Parent’s common stock, par value $0.001 per share (“Earn-Out Payment Shares”), to Applicable Holders who are Eligible Applicable Holders in their respective Earn-Out Share Portions with all other Applicable Holders receiving their respective Unpaid Pro Rata Portions of the Distributable Earn-Out Payment in cash pursuant to Section 2.10(c)(iv). If the Distributable Earn-Out Payment is not enough for Parent to issue $5,000,000 of Earn-Out Payment Shares to the Applicable Holders who are Eligible Applicable Holders, the dollar amount of Earn-Out Payment Shares to be issued by Parent shall be reduced to the maximum dollar amount issuable under the circumstances. The Earn-Out Payment Shares will be restricted stock under the Securities Act and applicable state securities laws, and will be issued only to Eligible Applicable Holders. Resales of Earn-Out Payment Shares will be governed by applicable Law, including without limitation, Rule 144 under the Securities Act, and will be subject to additional restrictions on trading volume during the six-month period after the Earn-Out Payment Shares, pursuant to the Lock-up Agreements. The number of Earn-Out Payment Shares Parent shall issue will be equal to the quotient of (i) the lesser of (x) $5,000,000, or (y) the maximum aggregate amount of the Earn-Out Payment payable by issuance of Earn-Out Payment Shares, divided by (ii) the closing bid price of Earn-Out Payment Shares, as reported by Bloomberg Finance, L.P., on the trading day immediately preceding the public announcement of the Merger.

                                                                         (iv)            Cash Payment. Parent shall pay to the Applicable Holders the remainder of the Earn-Out Payment payable, if any, as determined by Parent pursuant to Sections 2.10(b) and 2.10(d) that is not paid by issuance of Earn-Out Payment Shares pursuant to Section 2.10(c)(iii), in cash as follows:

(A)             To each Applicable Shareholder who is an Eligible Applicable Holder and who has received Earn-Out Payment Shares pursuant to Section 2.10(c)(iii), an amount equal to (i) such Eligible Applicable Holder’s Pro Rata Portion of the Distributable Earn-Out Payment, minus (ii) the dollar amount of the Earn-Out Payment Shares issued to such Eligible Applicable Shareholder pursuant to Section 2.10(c)(iii); and

(B)              To each other Applicable Holder, an amount equal to such Applicable Holder’s Pro Rata Portion of the Distributable Earn-Out Payment.

(d)               Dispute Resolution. The Representative shall have 60 days after the Earn-Out Payment Date (the “Review Period“) to review the Earn-Out Payment Calculation Statement and the Earn-Out Payment Calculation set forth therein. During the Review Period, the Representative and his representatives shall have the right to inspect Parent’s and the Company’s books and records during normal business hours at Parent’s and the Surviving Corporation’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determination of Adjusted EBITDA for the Calculation Period and the resulting Earn-Out Payment amount. At any time before the expiration of the Review Period, Representative may object to the Earn-Out Payment Calculation set forth in the Earn-Out Payment Calculation Statement for the Calculation Period by delivering a written notice of objection (a “Earn-Out Payment Calculation Objection Notice“) to Parent. Any Earn-Out Payment Calculation Objection Notice shall specify the items in the Earn-Out Payment Calculation disputed by the Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Representative fails to deliver a Earn-Out Payment Calculation Objection Notice to Parent before the expiration of the Review Period, then the Earn-Out Payment Calculation set forth in the Earn-Out Payment Calculation Statement shall be final and binding on the Parties. If the Representative timely delivers a Earn-Out Payment Calculation Objection Notice, Parent and the Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Adjusted EBITDA and the Earn-Out Payment for the Calculation Period. If Parent and the Representative are unable to reach agreement within 30 days after such a Earn-Out Payment Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Neutral Accountant. The Neutral Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-Out Payment Calculation as promptly as practicable, but in no event later than 60 days after such submission to the Neutral Accountant, and to resolve only those unresolved disputed items set forth in the Earn-Out Payment Calculation Objection Notice. If unresolved disputed items are submitted to the Neutral Accountant, Parent and the Representative shall each furnish to the Neutral Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Neutral Accountant may reasonably request. The Neutral Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Parent and the Representative, and not by independent review. The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the Earn-Out Payment Calculation Objection Notice by the Neutral Accountant shall be final and binding on the Parties. The fees and expenses of the Neutral Accountant shall be borne by the Representative and Parent in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Neutral Accountant. No later than ten Business Days after the date upon which the determination of Adjusted EBITDA for the Calculation Period becomes final and binding upon the Parties as provided in this Section 2.10(d) (including any final resolution of any dispute raised by the Representative in a Earn-Out Payment Calculation Objection Notice), Parent shall pay any additional amount of Earn-Out Payment it is determined to owe in cash to the Applicable Holders in accordance with their respective Pro Rata Portions.

(e)                Post-closing Operation of the Company and the mophie Business. After the Closing, Parent shall have sole discretion with regard to all matters relating to the operation of the Company and the mophie Business; provided that, during the Calculation Period, the Company (as the Surviving Corporation) and its Subsidiaries will be operated as separate subsidiaries of Parent, and provided further, Parent will operate the mophie Business in good faith and will not act or refrain from acting in any way primarily intended to result in an unreasonable reduction of Adjusted EBITDA.

(f)                Restricted Activity. Until (i) the Calculation Period has expired and (ii) Parent has paid any amounts due under this Section 2.10, Parent shall not be permitted to (A) sell all or substantially all of the assets of the Surviving Corporation; or (B) sell or transfer to any non-Affiliate more than 50% of the voting stock of the Surviving Corporation.

2.11          Other Payments.

(a)                Tax Refund. Parent shall pay to the Exchange Agent for further payment to the Applicable Holders, in proportion to their respective Unpaid Pro Rata Portions, as Merger Consideration, an amount (the “Tax Refund”) equal to the aggregate refunds of Taxes or credits for overpayment of Taxes, in each case, in respect of the Company resulting specifically and directly from (w) hiring credits in California for the 2012 and 2013 tax years, (x) net operating losses carried back to 2012 for California income Taxes, (y) net operating loss carrybacks generated by the Company in the Ordinary Course of Business at any time before the Effective Time with respect to the 2013 tax year for federal income Taxes and California income Taxes (“NOL Credit”), and (z) the dissolution of D&S C.V., a Dutch limited partnership, before the Effective Time and resulting write-offs, write-downs and losses (the “C V Dissolution Credit”) subject to the following procedures and limitations:

                                                                             (i)            Parent shall be required to pay all or any portion of the Tax Refund if and only to the extent that a refund of such amount is actually received by Parent or one of its Affiliates in cash, in which event any amount payable with respect thereto shall be paid within ten Business Days after receipt of such cash payment;

                                                                           (ii)            Parent will, and will cause the Surviving Corporation to, prepare and file amended Tax Returns for the Company for the applicable tax year and in connection with such filings shall take commercially reasonable actions to obtain the Tax Refund, except that neither Parent nor the Surviving Corporation shall be required to take any position in respect of the Tax Refund or the Tax Returns generating the Tax Refund in contravention of the advice of their tax and legal advisers;

                                                                         (iii)            For avoidance of doubt, the calculation of the NOL Credit excludes any NOLs generated prior to the Effective Time and unused after carryback to the 2013 tax year for federal income and California income Taxes pursuant to clause (y) above of Section 2.11(a); and

                                                                         (iv)            If any portion of the Tax Refund is payable to the Applicable Holders pursuant to this Section 2.11(a) with respect to the C V Dissolution Credit, such amount shall be first payable to the Escrow Agent to be held in escrow and then only distributed to the Exchange Agent on behalf of the Applicable Holders, subject to the other limitations of this Section 2.11 only upon the expiration of all statutes of limitation applicable to the amended Tax Return of the Surviving Corporation that generates such refund. The Representative and Parent agree to enter into an escrow agreement with respect to such funds in a form substantially similar to the Escrow Agreement.

(b)               Customs Duties Refund. Parent shall pay to the Exchange Agent for further payment to the Applicable Holders, in proportion to their respective Unpaid Pro Rata Portions, as Merger Consideration, an amount equal to any refund of or credit for overpayment of issued by any Governmental Entity or designee thereof in respect to any claim for refund of or overpayment of customs and duties amounts paid by the Company before the Effective Time and described in the written claims for refund or credit set forth on Schedule 2.11(b) (“Customs Refund”), provided that Parent shall be required to pay all or any portion of the Customs Refund if and only to the extent that (A) a payment of such amount is actually received by Parent or one of its Affiliates in cash, in which event the payment of the Customs Refund shall be within ten Business Days after Parent’s or its Affiliate’s receipt of such payment, or (B) a credit is issued in writing to Parent or one of its Affiliates, in which event the payment of the Customs Refund shall be within ten Business Days after Parent’s or its Affiliate’s application of such credit against amounts otherwise payable as duties or customs.

(c)                WMU Property Sale. Parent shall pay to the Exchange Agent for further payment to the Applicable Holders, in proportion to their respective Unpaid Pro Rata Portions, as Merger Consideration, an amount equal to the total proceeds from the sale of the Owned Real Property located at Unit 30, Western Michigan University Business, Technology and Research Park, Kalamazoo, Michigan (the “WMU Property Sale Proceeds”), provided that Parent shall be required to pay all or any portion of the WMU Property Sale Proceeds if and only to the extent that (A) such property is sold before the expiration of the Calculation Period, and (B) a payment of such amount is actually received by Parent or one of its Affiliates in cash, in which event the payment of the WMU Property Sale shall be within ten Business Days after Parent’s or its Affiliate’s receipt of such payment.

(d)               Litigation Matter. Parent shall pay to the Exchange Agent for further payment to the Applicable Holders, in their respective Pro Rata Portions, as Merger Consideration, an amount equal to the total proceeds, if any, from the prosecution or settlement of the Living Social Case (the “Living Social Proceeds”) if and only to the extent that such matter is resolved through appeal, settlement or collection and a payment of such amount is actually received by Parent or one of its Affiliates in cash, in which event the payment of the Living Social Proceeds shall be within ten Business Days after Parent’s or its Affiliate’s receipt of such payment.

2.12          Contingent Payment Provisions.

(a)                Net Proceeds. The payment of all or any Contingent Payments (except for the Earn-Out Payment, as to which none of Parent’s or its Affiliates’ expenses or costs incurred in connection therewith shall be deducted except as set forth in Section 2.10(d)) shall be net of all out-of-pocket expenses of Parent or its Affiliates incurred or paid in connection with the transaction or actions taken by Parent or its Affiliates resulting in the obligation to pay such Contingent Payments. Without limiting the generality of the preceding sentence, Parent’s or its Affiliates’ expenses to be deducted prior to payment of Contingent Payments shall include without limitation (i) all expenses that were accrued but unpaid by the Company before the Closing Date, but which are paid by Parent or the Surviving Corporation after the Closing Date, except to the extent accrued in the calculation of the Final Closing Net Working Capital, and (ii) Parent’s or its Affiliate’s, as applicable, out-of-pocket expenses, excluding general and administrative expenses.

(b)               Representative Expense Funding. The Representative shall advance, pay or reimburse from the Representative Expense all of Parent’s or the Surviving Corporation’s out-of-pocket expenses incurred in connection with the prosecution or advancement of the processes (litigation, administrative or other) related to the Customs Refund and the Living Social Case, including without limitation fees and expenses of outside legal counsel, expert witness fees and filing fees. If the Representative determines in his sole discretion to discontinue the funding of such expenses, he may notify Parent in writing, in which event, Parent may either continue or discontinue the prosecution or advancement of such matter. If Parent discontinues the prosecution or advancement of such matter, Parent shall, to the extent permissible under applicable Law, assign the rights of Parent or the Surviving Corporation in and to such matter to the Representative, to possess and manage on behalf of all Applicable Holders. If Parent decides to continue the prosecution or Advancement of such matter upon the Representative’s discontinuation of the funding of the expenses related thereto from the Representative Expense Fund, Parent or the Surviving Corporation shall thereafter be solely responsible for the payment of the expenses related thereto, subject to the other provisions of this Section 2.12.

(c)                Reasonable Efforts. Parent shall use commercially reasonable efforts to pursue the matters set forth in Section 2.11. Parent shall have the right control any such matters, provided that (i) Parent shall keep the Representative fully and timely informed with respect to the status and progress of such matters, (ii) the Representative may participate in the conduct of such matters at its own expense and (iii) the settlement or other resolution of such maters shall be subject to the approval of the Representative, not to be unreasonably withheld, conditioned or delayed. The Representative shall be provided reasonable access to the books, records and personnel of Parent and the Company in order to monitor such matters.

(d)               Right of Set-off. Parent shall have the right to withhold and set off against any amount otherwise due to be paid with respect to Contingent Payments the amount of any Damages to which Parent, Merger Sub or the Company (after the Closing) may be entitled under Article 9, provided that (i) written agreement has been reached by the Parent and the Company Indemnitors regarding the amount owed, or (ii) a non-appealable court order has been entered against the Company Indemnitors as to Damages owed to Parent arising out of a Direct Claim or a Third Party Action.

(e)                No Security. The contingent right to receive the Contingent Payments shall not be represented by any form of certificate or other instrument, is not transferable, except by operation of Laws relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in Parent, Merger Sub or the Company. No Person, including the Representative, shall have any rights as a securityholder of Parent or the Company as the Surviving Corporation as a result of a contingent right to receive the Contingent Payments under Section 2.10. No interest is payable with respect to the Earn-Out Payment.

(f)                Non-Payment. If Parent does not pay any amount when and as due under Section 2.10 or 2.11 hereof, then interest shall accrue on the amount due and not paid at the rate of 8.0% per annum from the date such payment is due until paid in full.

2.13          Effect of the Merger on the Capital Stock and Convertible Securities of the Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company or securities convertible into or exercisable for capital stock of the Company:

(a)                Merger Sub Common Stock. Each share of common stock of Merger Sub that is outstanding immediately before the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and non-assessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as each share so converted, and shall thereupon constitute the only outstanding shares of capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(b)               Company Series B Preferred Shares. Each Company Series B Preferred Share that is outstanding immediately before the Effective Time will be automatically exchanged into the right to receive, in lieu of receiving any Company Common Shares, shares of Parent or the Surviving Corporation (i) an amount in cash equal to the per share amount of accumulated and unpaid dividends plus original purchase price of each Series B Preferred Share (the “Per Share Preferred Amount“), and (ii) the right to receive , subject to and in accordance with this Agreement, an amount equal to the Per Share Adjusted CEMC multiplied by 100.

(c)                Company Series A Preferred Warrants. Merger Sub shall not assume any Company Series A Preferred Warrants in the Merger. At the Effective Time, each then outstanding and unexercised Company Series A Preferred Warrant will be cancelled, and each holder of such unexercised Company Series A Preferred Warrant will become entitled to receive, in lieu of receiving any Company Series A Preferred Shares, Company Common Shares or shares of Parent or the Surviving Corporation and subject to and in accordance with this Agreement, an amount equal to the Per Share Adjusted CEMC multiplied by 100. The Company shall obtain, before the Closing, an Acknowledgement and Release Agreement, which may be part of the Letter of Transmittal, from each holder of a Company Series A Preferred Warrant to the treatment of such Option pursuant to this Section 2.13(c).

(d)               Company Common Shares. Each Company Share (other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with this Agreement, the Per Share Adjusted CEMC.

(e)                Options.

                                                                             (i)            Merger Sub will not assume any Options in the Merger. At the Effective Time, all Options will be cancelled, and each holder of vested Options as of the Effective Time will be entitled to receive in respect of the vested portion (determined as of the Effective Time) of each In-the-Money Option, in lieu of receiving any Company Common Shares or shares of Parent, Merger Sub or the Surviving Corporation and subject to and in accordance with this Agreement and subject, in the case of Employees, to any applicable withholding and payroll deductions, an amount equal to the product of (A) the excess of (1) the Per Share Adjusted CEMC minus (2) the exercise price per Company Series B Common Share issuable upon the exercise of such Option, multiplied by (B) the total number of Company Series B Common Shares subject to the vested portion (determined as of the Effective Time) of such Option.

                                                                           (ii)            Each Option that is vested but that is not an In-the-Money Option as of the Effective Time and that does not become an In-the-Money Option upon the last Payment Date shall not be entitled to receive any portion of the Merger Consideration, and shall be cancelled, retroactive to the Effective Time, with no consideration delivered in exchange therefor.

The Company will take all actions necessary under the Option Plan and applicable Law to terminate the Option Plan effective as of the Closing Date and ensure that from and after the Effective Time there are no outstanding rights to acquire any Company capital stock thereunder. The Company shall obtain, before the Closing, an Acknowledgement and Release Agreement from each holder of an Option to the treatment of such Option pursuant to this Section 2.13(e), which Acknowledgement and Release Agreement may be part of the Letter of Transmittal received from each such Optionholder. To the extent an Option is not an In-the-Money Option as of the Effective Time and such Optionholder does not execute an Acknowledgement and Release, such Option shall be cancelled at the Effective Time.

(f)                Treasury Shares. Each Company Common Share or Company Preferred Share held in the Company’s treasury as of the Effective Time, if any, shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor.

(g)               Termination of Rights. From and after the Effective Time, the holders of Company Common Shares, Company Preferred Shares, Options and Company Series A Preferred Warrants shall cease to have any rights with respect to such Company Common Shares, Company Preferred Shares, Options or Company Series A Preferred Warrants (as applicable), except the right to receive Merger Consideration as set forth in this Section 2.13.

(h)               Allocation of Proceeds.

                                                                             (i)            The Company has prepared Schedule 2.13(h) attached hereto as a preliminary summary of the payments contemplated by this Section 2.13 to the Applicable Holders as of the Effective Time. The Company and Parent will jointly amend Schedule 2.13(h) as of the Effective Time to reflect the payments to each Applicable Holder and including: (A) whether a Letter of Transmittal was duly executed and delivered by such Applicable Holder in accordance with the instructions thereto, (B) the total number of Company Common Shares and Company Preferred Shares outstanding immediately before the Effective Time, (C) the total Company Indebtedness outstanding immediately before the Effective Time, (D) to reflect the exercise or cancellation of any Options, Series A Preferred Warrants or the conversion of Company Preferred Shares during the Pre-Closing Period and (E) the calculation of the Common Equivalent Merger Consideration after giving effect to any adjustment contemplated by the Estimated Closing Adjustment Statement.

                                                                           (ii)            On each Payment Date after the Closing, the Representative and Parent will further jointly amend Schedule 2.13(h) as of such Payment Date to reflect the payments to each Applicable Holder and including any further adjustments necessary to reflect: (A) the calculation of the amount of the Contingent Payment or other payment to be paid, and (B) any Options that have become or will become In-the-Money Options but which were not previously In-the-Money Options.

(i)                 Company Indebtedness. Merger Sub shall not assume any Company Indebtedness in the Merger. At the Effective Time, the Company shall pay all outstanding Indebtedness immediately and in full pursuant to its terms.

2.14          Payment for and Exchange of Securities.

(a)                At Closing, Parent shall pay all Indebtedness of the Company directly to the payee of such Indebtedness, and Parent shall deposit in trust with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”) at the Effective Time cash in an aggregate amount sufficient to pay the portion of the Merger Consideration payable at Closing to the Applicable Holders pursuant to Section 2.13 (excluding amounts to be paid to certain holders of Options pursuant to Section 2.14(b) below) (such amount being referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable written instructions, make the cash payments provided for in this Section 2.14(a) out of the Exchange Fund. The Exchange Agent shall not invest the Exchange Fund. The Exchange Fund shall not be used for any purpose other than the payment of the Merger Consideration in accordance with Section 2.13 and this Section 2.14(a).

(b)               Parent shall deliver to the Company at the Effective Time the Employee Amounts and the portion of the Merger Consideration payable at the Closing to holders of Options that are employees of the Company as of the Effective Time in accordance with Section 2.13, for further distribution to the applicable employees of the Company (subject to any Tax withholding obligations); provided, however, that each such employee shall execute an Acknowledgement and Release Agreement.

(c)                In accordance with Section 2.17, Parent shall deliver to the Escrow Agent at the Effective Time the Escrow Fund payable from the Closing Consideration to be held by the Escrow Agent subject to the terms and conditions of Section 2.17, the Escrow Agreement and Article 9.

(d)               Promptly after the Effective Time, if not previously transmitted by the Company before the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or otherwise deliver to each record holder as of the Effective Time of certificates which immediately before the Effective Time represented Company Common Shares or Company Preferred Shares (the “Certificates”) a letter of transmittal (which shall contain, among other things, a release of claims against the Company, its officers and directors, Parent and the Merger Sub and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, unless Parent otherwise instructs the Exchange Agent to pay Merger Consideration in the absence of the delivery of Certificates) and instructions for use in effecting the surrender of the Certificates and payment therefor (“Letter of Transmittal“), which shall be in the form set forth as Exhibit 2.14(d). Upon surrender to the Exchange Agent of a Certificate (unless the requirement to deliver a Certificate is waived by Parent), together with such Letter of Transmittal duly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall be paid in accordance with Section 2.13.

(e)                If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the payment of such Merger Consideration that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the Person requesting such transfer shall pay to the Exchange Agent any transfer or other Taxes payable by reason of the foregoing or establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to an Applicable Holder for any Merger Consideration payable to such holder pursuant to Section 2.13 that is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f)                If any Certificate is lost, stolen or destroyed, unless Parent otherwise instructs the Exchange Agent that Merger Consideration may be paid without delivering a Certificate, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in exchange therefor pursuant to Section 2.13. Any such affidavit shall contain an indemnification of Parent and the Exchange Agent and their respective Affiliates from any and all losses incurred by them and relating to the loss of such Certificate and the payment of Merger Consideration in the absence of such Certificate.

(g)               After the Effective Time, there shall be no transfers of Company Common Shares or Company Preferred Shares on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented for transfer to the Surviving Corporation, they shall be delivered by the Surviving Corporation to the Exchange Agent for payment as provided in this Section 2.14.

(h)               Any portion of the Exchange Fund that remains unclaimed by the Applicable Holders after eighteen months following the Effective Time shall be repaid to the Surviving Corporation. Any Shareholder who has not theretofore complied with this Section 2.14 or Section 2.15 shall thereafter look only to the Surviving Corporation for payment for their Certificates, without any interest thereon.

2.15          Appraisal Rights. Company Common Shares or Company Preferred Shares that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with Sections 1300 to 1313 of the CGCL (“Dissenting Shares”) shall not be converted into the right to receive any portion of the Merger Consideration at or after the Effective Time, and holders of such Dissenting Shares shall be entitled to receive such consideration as may be determined to be due to any such holders of Dissenting Shares pursuant to Sections 1300 to 1313 of the CGCL; provided, however, that, if any such holder withdraws his, her or its demand for appraisal rights or becomes ineligible for appraisal rights, then, as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in accordance with Sections 2.13 and 2.14. Each holder of Dissenting Shares who pursuant to the provisions of Sections 1300-1313 of the CGCL becomes entitled to payment thereunder for such shares, shall receive payment therefore in accordance with Sections 1300-1313 of the CGCL (but only after the value of such Dissenting Shares shall have been agreed upon or finally determined pursuant to the applicable provisions of CGCL). The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Common Shares or Company Preferred Shares, any withdrawals of such demands, and any other instruments received by the Company that relate to any such demand for, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Before the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.16          Adjustment Before and After the Closing. The Closing Consideration shall be subject to adjustment as follows:

(a)                Not later than three Business Days before the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Adjustment Statement”) setting forth (i) a balance sheet of the Company estimated in good faith as of the close of business on the Business Day immediately preceding the Closing Date, (ii) the estimated amount of Indebtedness of the Company as of the Effective Time, (iii) the estimated amount of the Transaction Expenses, (iv) the estimated amount of the aggregate of all Employee Amounts, (v) the estimated amount of the Payroll Taxes, (vi) the estimated amount of Closing Net Working Capital (“Estimated Closing Net Working Capital”), and (vii) a calculation of any adjustment to the Merger Consideration pursuant to Section 2.9 (the “Estimated Closing Adjustment”) resulting from (A) the amount by which Estimated Closing Net Working Capital exceeds the Working Capital Target, or (B) the amount by which Estimated Closing Net Working Capital is less than the Working Capital Target, together, in each case, with all relevant backup materials, in detail reasonably acceptable to Parent. The Estimated Closing Adjustment Statement and the included balance sheet shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP) but in all events in conformity with Schedule 2.16(a), which reflects the methodologies and items to be included in the Estimated Closing Adjustment Statement, including estimated amounts in respect thereof as of the date of this Agreement and a sample balance sheet and Estimated Net Working Capital calculation. From the delivery of the Estimated Closing Adjustment Statement until the Closing Date, Parent and its accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and the Company’s accountants the Estimated Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access upon reasonable notice at reasonable times during normal business hours to the work papers and supporting records of the Company and its accountants so as to allow Parent and its accountants to verify the accuracy of the Estimated Closing Adjustment Statement. If within two Business Days following Parent’s receipt of the Estimated Closing Adjustment Statement, Parent has not given the Company notice of its objection thereto, the Estimated Closing Net Working Capital shall be as set forth in the Estimated Closing Adjustment Statement delivered to Parent by the Company. If Parent gives such notice of objection, the Company and Parent will work together in good faith to resolve the issues in dispute. If all disputed issues are resolved, the amounts as agreed upon by Parent and the Company shall be used to determine the Estimated Closing Adjustment. If Parent and the Company are unable to resolve all such disputed issues within three Business Days following Parent’s delivery of written notice of objection, the Estimated Closing Adjustment shall be as determined by an average of Company’s and Parent’s position.

(b)               Not later than 120 days after the Closing Date, Parent shall deliver to the Representative a statement (the “Closing Adjustment Statement”), including (i) a balance sheet of the Company as of the close of business on the Business Day immediately preceding the Closing Date, (ii) the amount of Indebtedness of the Company as of the Effective Time, (iii) the amount of the Transaction Expenses, (iv) the aggregate of all Employee Amounts payable in connection with the Closing transactions, (v) the amount of the Payroll Taxes, (vi) the amount of Closing Net Working Capital (“Final Closing Net Working Capital”), and (vii) a calculation of (A) the amount by which Final Closing Net Working Capital exceeds Estimated Closing Net Working Capital, or (B) the amount by which Final Closing Net Working Capital is less than Estimated Closing Net Working Capital, together, in each case, with all relevant backup materials, in reasonable detail. The Closing Adjustment Statement and such balance sheet shall be prepared in accordance with GAAP applied consistently with the Company’s past practices (to the extent such past practices are consistent with GAAP), but in all events consistent with Schedule 2.16(a).

(c)                From the delivery of the Closing Adjustment Statement until such time as the calculation of the Final Closing Net Working Capital has been finally determined pursuant to this Section 2.16, the Representative and his accountants shall, upon reasonable notice and during normal business hours, be permitted to discuss with Parent and its accountants the Closing Adjustment Statement and shall be provided complete and accurate copies of, and have reasonable access (including electronic access, to the extent reasonably available) upon reasonable notice at reasonable times during normal business hours to the work papers and supporting records of Parent and its accountants so as to allow the Representative and his accountants to verify the accuracy of the Closing Adjustment Statement.

(d)               If the Representative disputes the Closing Adjustment Statement, the Representative shall notify Parent in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute, within 30 days after delivery of the Closing Adjustment Statement. Any such Dispute Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative and Parent shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustment Statement and not raised in the Dispute Notice. If Parent and the Representative are unable to resolve the dispute within 30 days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to the Neutral Accountant, provided that if the Neutral Accountant declines to be engaged Representative and Parent shall select a substitute national or regional independent accounting firm, or, if the Representative and Parent fail or refuse to select a firm within 10 days after written request therefor by the Representative or Parent, such an independent national or regional accounting firm shall be selected in accordance with the rules of the Fresno, California office of the American Arbitration Association, which substitute independent accounting firm shall thereafter for all purposes hereunder be the Neutral Accountant. All determinations and calculations pursuant to this Section 2.16(d) shall consider only those items in the Closing Adjustment Statement as to which the Representative has disagreed, shall be in writing and shall be delivered to Parent and the Representative as promptly as practicable. The determination of the Neutral Accountant as to the resolution of any dispute shall be within the range of the values in dispute and be binding and conclusive upon all Parties. A judgment on the determination made by the Neutral Accountant pursuant to this Section 2.16(d) may be entered in and enforced by any court of competent jurisdiction.

(e)                The fees and expenses of the Neutral Accountant in connection with the resolution of disputes pursuant to Section 2.16(d) shall be borne by the Applicable Holders, on the one hand, and Parent, on the other hand, in proportion to the amounts by which the proposals of Parent and the Representative submitted to the Neutral Accountant differed from the Neutral Accountant’s final determination.

(f)                Upon the expiration of the 30-day period for giving the Dispute Notice, if no such notice is given, or upon notification by the Representative to Parent, that no such notice will be given, or upon the resolution of disputes, if any, pursuant to this Section 2.16:

                                                                             (i)            If the Final Closing Net Working Capital is less than Estimated Closing Net Working Capital, Parent shall be entitled to recover such deficiency pursuant to the terms of the Escrow Agreement;

                                                                           (ii)            If the Final Closing Net Working Capital is equal to Estimated Closing Net Working Capital, no adjustment to the Merger Consideration shall be made; and

                                                                         (iii)            If the Final Closing Net Working Capital exceeds Estimated Closing Net Working Capital, Parent shall deliver to the Exchange Agent for distribution to Applicable Holders, in proportion to their respective Unpaid Pro Rata Portion, as Merger Consideration, in immediately available funds an amount equal to the amount of such surplus (the “Closing Adjustment Surplus”).

(g)               The Parties agree that the purpose of this Section 2.16 is to measure changes in the items contained in the Closing Adjustment Statement and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, practices, procedures, classifications or estimation methodologies for the purpose of determining such items.

2.17          Escrow Arrangements; Representative Expense Fund.

(a)                Escrow Fund. On the Closing Date, Parent shall deliver to the Escrow Agent the Escrow Amount and on the Earn-Out Payment Date, Parent shall deliver to the Escrow Agent the Contingent Escrow (together with the Escrow Amount and any amounts deposited with the Escrow Agent after the Closing date pursuant to Section 2.16(f)(iii), the “Escrow Fund”). The Escrow Fund shall be held by the Escrow Agent for the purposes of (i) providing security for any adjustment to the amount of the Merger Consideration pursuant to Section 2.16, (ii) providing security for any liability for Taxes arising from the Audit Notice; and (iii) securing and initially paying the indemnification obligations of the Company Indemnitors set forth in Article 9. The Escrow Fund shall be held by the Escrow Agent as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement and the following terms:

                                                                             (i)            Within ten (10) days of the Audit Completion Date, the Parties shall deliver joint written instructions signed by Parent and the Representative, directing the Escrow Agent to release by wire transfer or otherwise distribute, from the then remaining Escrow Fund, an amount equal to $1,000,000 to: (i) Parent to the extent, if at all, the Surviving Corporation incurs any Tax liability arising from the Audit Notice as of the Audit Completion Date and (ii) the balance to the Exchange Agent to be distributed to the Applicable Holders. For avoidance of doubt, Article 7 shall govern the control of the Tax audit contemplated by the Audit Notice.

                                                                           (ii)            The Parties shall deliver joint written instructions signed by Parent and the Representative promptly after the date 18 months following the Closing Date (the “Scheduled Distribution Date”), directing the Escrow Agent to release by wire transfer or otherwise distribute, from the then remaining Escrow Fund, an amount equal to (i) the remaining balance of the Escrow Fund, less (ii) the amount of all Unresolved Claims as of the Scheduled Distribution Date, it being understood that if the foregoing calculation results in a negative amount, Parent and the Representative shall jointly instruct the Escrow Agent to make no distribution (such amount, the “Distribution Amount”), in accordance with this Section 2.17(a)(i). “Unresolved Claims” means, as of a specified date, the aggregate amount of all indemnification claims that are the subject of a Direct Claim or a Third Party Action, or that are otherwise unsatisfied as of such date, including any indemnification claims for which a notice of a Direct Claim or a Third Party Action has been delivered but for which the 30-day dispute period has not expired as of such date plus $1,000,000 if the Audit Completion Date has not yet occured. Any payment under this Section 2.17(a)(i) shall be by wire transfer of a cash amount equal to the payment amount, pursuant to the wire instructions set forth in the Escrow Agreement.

                                                                         (iii)            Promptly after (x) the final determination of any Unresolved Claim that is the subject of a dispute notice, which resolution results in amounts due to Parent, (y) the delivery by either Party of a copy of a written notice from the Representative under which Parent is entitled to all or a portion of the claimed amount set forth in a Claim Notice, or (z) the expiration of the 30-day Response period for any Claim Notice submitted by Parent as to which the Representative submits no Response during such 30-day period, the Parties shall deliver to the Escrow Agent joint written instructions signed by Parent and the Representative directing the Escrow Agent to release an amount from the Escrow Fund corresponding to the amounts due to be paid to Parent under any of clauses (x), (y) or (z) above, in the case of a disbursement of cash, by wire transfer of a cash amount equal to the amount of the Unresolved Claim, pursuant to the wire instructions set forth in the Escrow Agreement. Any amounts not otherwise due to Parent shall be paid to Exchange Agent for distribution to the Applicable Holders.

(b)               Representative Expense Fund. On the Closing Date, Parent shall pay to the Representative or the Representative’s designee the Representative Expense Fund for the purpose of securing the payment of and paying any Representative Expenses. The Representative will hold the Representative Expense Fund separate from his personal funds, will not use such funds for his personal expenses or any other unauthorized purposes and will not voluntarily make these funds available to his creditors in the event of bankruptcy. The Applicable Holders will not receive any interest or other earnings on the Representative Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings.

                                                                             (i)            The Representative is not providing any investment supervision, recommendations or advice. The Representative shall have no responsibility or liability to any Applicable Holder for any loss of principal of the Representative Expense Fund other than as a result of fraud, gross negligence or willful misconduct by the Representative. The Representative Expense Fund shall terminate on the date on which all remaining amounts constituting the Escrow Fund have been distributed in accordance with this Agreement and the Escrow Agreement (the “Representative Period”).

                                                                           (ii)            Upon the expiration of the Representative Period, the remaining amount of cash, if any, constituting the Representative Expense Fund shall be distributed to each Applicable Holder in an amount equal to their respective Pro Rata Portions of the aggregate amount to be returned. For Tax purposes, the Representative Expense Fund will be treated as having been received and voluntarily set aside by the Applicable Holders at the time of Closing.

(c)                The Principal Shareholders, by their execution of this Agreement, and the other Applicable Holders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement, hereby approve the Escrow Agreement and of all of the arrangements relating thereto, including (i) the placement of the Escrow Fund in the escrow established pursuant to this Section 2.17 and (ii) the delivery of the Representative Expense Fund to the Representative or the Representative’s designee pursuant to this Section 2.17.

2.18          Representative.

(a)                In order to efficiently administer the Merger, including (i) the determination of any adjustment pursuant to Section 2.16 and (ii) the dispute, defense and/or settlement of any claims for which the Company Indemnitors may be required to indemnify Parent and/or the Surviving Corporation pursuant to this Agreement, the Principal Shareholders, by their execution of this Agreement, and the other Applicable Holders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement, hereby designate and appoint the Representative as their representative, attorney-in-fact and agent. This power of attorney and all authority hereby conferred shall be irrevocable and shall not be terminated by any act of any Applicable Holder, by operation of Law, whether by such Applicable Holder’s death, disability, protective supervision or any other event.

(b)               The Principal Shareholders, by their execution of this Agreement, and the other Applicable Holders, by the approval of the Merger and adoption of this Agreement and/or their acceptance of any consideration pursuant to this Agreement, hereby authorize the Representative: (i) to make all decisions relating to the determination of any adjustments pursuant to Section 2.16, (ii) to take all action necessary in connection with the waiver of any condition to the obligations of the Company and the Applicable Holders to consummate the transactions contemplated hereby, or the dispute, defense and/or settlement of any claims for which the Applicable Holders may be required to indemnify Parent and/or the Surviving Corporation pursuant to Article 9, (iii) to give and receive all notices permitted or required to be given under this Agreement, (iv) to execute and deliver the Escrow Agreement and (v) to take any and all additional action as is contemplated to be taken by or on behalf of the Applicable Holders by the terms of this Agreement.

(c)                If the Representative becomes unable to perform his responsibilities hereunder or resigns from such position, the Applicable Holders (acting by the vote of the Applicable Holders who immediately before the Effective Time held the right to receive at least a majority of the Common Equivalent Merger Consideration) shall select another representative to fill the vacancy of the Representative initially chosen by the Applicable Holders, and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant to this Agreement.

(d)               All decisions and actions of the Representative on behalf of the Applicable Holders shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Applicable Holders, and no Applicable Holder shall have the right to object, dissent, protest or otherwise contest the same. A decision, act, consent, instruction or action of the Representative, including any agreement between the Representative and Parent relating to the determination of the Final Closing Net Working Capital, the Merger Consideration or the dispute, defense or settlement of any claims for which the Applicable Holders may be required to indemnify Parent and/or the Surviving Corporation pursuant to Article 9, shall constitute a decision, act, consent, instruction or action of all Applicable Holders and shall be binding and conclusive upon each of such Applicable Holders and the Parties, the Surviving Corporation and the Escrow Agent may rely upon any such decision, act, consent, instruction or action as being the decision, act, consent or instructions of each and every such Applicable Holder. Parent, the Surviving Corporation and the Escrow Agent are hereby relieved from any liability to any Applicable Holder for any acts done by them in accordance with such decision, act, consent, instruction or action of the Representative.

(e)                The Representative will receive no compensation for services as the Representative. By his, her or its execution of this Agreement, each Principal Shareholder, and by their approval of the Merger and adoption of this Agreement, and/or their acceptance of any consideration pursuant to this Agreement, each other Applicable Holder, agrees that the Applicable Holders will pay from the Representative Expense Fund all (i) professional fees and expenses of any attorney, accountant or other advisors or expert retained by the Representative and other reasonable out-of-pocket expenses incurred by the Representative in connection with the performance of the Representative’s duties under this Agreement and the Escrow Agreement and (ii) any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses actually incurred or suffered by the Representative in connection with this Agreement or the Escrow Agreement as the Representative (collectively, the “Representative Expenses”) in each case as such Representative Expense is suffered or incurred; provided, that if any such Representative Expense is finally adjudicated to have been directly caused by the fraud, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Applicable Holders the amount of such indemnified Representative Expense to the extent attributable to such fraud, gross negligence or willful misconduct. Such Representative Expenses may only be recovered by the Representative from the Representative Expense Fund or from the Escrow Fund as provided below or from the Applicable Holders directly. In no event will the Representative be required to advance his own funds on behalf of the Applicable Holders or otherwise. Following the resolution of all pending claims related thereto (and, for the avoidance of doubt, no earlier), the Representative shall have the right to recover Representative Expenses in excess of the Representative Expense Fund from the Escrow Fund before any distribution to the Applicable Holders. By his, her or its execution of this Agreement, each Principal Shareholder, and by their approval of the Merger and adoption of this Agreement, and/or their acceptance of any consideration pursuant to this Agreement, each other Applicable Holder, agrees that the Applicable Holders will on an individual and several basis (and not jointly as to or with any other Applicable Holder) indemnify, defend, hold harmless and reimburse, on a Proceeds Pro Rata Basis, the Representative for Representative Expenses, in each case as such Representative Expenses are incurred. The foregoing indemnity will survive the resignation or removal of the Representative or the termination of this Agreement, and the Representative and the Applicable Holders acknowledge and agree that the provisions of this Section 2.18(e) shall impose no obligations on the Company, the Surviving Corporation, Parent or any of their respective Affiliates.

(f)                By his, her or its execution of this Agreement, each Principal Shareholder, and by their approval of the Merger and adoption of this Agreement, and/or their acceptance of any consideration pursuant to this Agreement, each other Applicable Holder, agrees that:

                                                                             (i)            Parent shall be able to rely conclusively on the instructions and decisions of the Representative as to the determination of any adjustment pursuant to Section 2.16, the settlement of any claims for indemnification by Parent and/or the Surviving Corporation pursuant to Article 9 or any other actions required or permitted to be taken by the Representative hereunder, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon the instructions or decisions of the Representative;

                                                                           (ii)            no Applicable Holder shall have any cause of action against the Representative for, and the Representative shall have no liability to any Applicable Holder in connection with, any action taken or omitted, decision made or instruction given by the Representative under this Agreement, except for liability directly resulting from fraud, gross negligence or willful misconduct on the part of the Representative;

                                                                         (iii)            each such Applicable Holder will, on an individual and several basis based on his, her or its Proceeds Pro Rata Basis (and not jointly as to or with any other Applicable Holder) indemnify, defend and hold harmless the Representative in accordance with Section 2.18(e);

                                                                         (iv)            the provisions of this Section 2.18 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Applicable Holder may have in connection with the transactions contemplated by this Agreement;

                                                                           (v)            remedies available at law for any breach of the provisions of this Section 2.18 may be inadequate; therefore, Parent and the Surviving Corporation shall be entitled to seek temporary and permanent injunctive relief without the necessity of proving damages if either Parent and/or the Surviving Corporation brings an action to enforce the provisions of this Section 2.18; and

                                                                         (vi)            the provisions of this Section 2.18 shall be binding upon the executors, heirs, legal representatives, personal representatives, successors and permitted assigns of each Applicable Holder, and any references in this Agreement to an Applicable Holder shall mean and include the successors to the Applicable Holder’s rights hereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

2.19          Withholding Obligations. Each of Parent, the Company, the Surviving Corporation, the Exchange Agent and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to any provision of this Agreement to any Person such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. To the extent that amounts are so withheld by Parent, the Company, the Surviving Corporation, the Exchange Agent and the Escrow Agent, as the case may be, such withheld amounts shall be (a) remitted by the applicable withholding party to the applicable Taxing authority and (b) treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made by Parent, the Company, the Surviving Corporation, the Exchange Agent or the Escrow Agent, as the case may be. Parent, or the Exchange Agent or other representative of Parent, shall also have the right to collect Forms W-8 or W-9, or such other forms relating to United States federal withholding obligations as may be required, from such Persons.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (the “Disclosure Schedule”) attached as Schedule 3 (which schedule sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Disclosure Schedule relates, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1              Organization.

(a)                The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to transact business, and is in good standing as a foreign corporation in each jurisdiction where the character of its activities requires such qualification. The Company has heretofore made available to Parent accurate copies of its Organizational Documents, including without limitation its Articles of Incorporation and Bylaws, as currently in effect, and has made available to Parent the minute books and stock records of the Company. The Company is not in default under or in violation of any provision of its Organizational Documents. Section 3.1(a) of the Disclosure Schedule contains a correct and complete list of all of the officers and directors of the Company.

(b)               Section 3.1(b) of the Disclosure Schedule sets forth the Subsidiaries of the Company. Each such Subsidiary is a corporation, partnership, limited liability company or limited company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has all requisite entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each such Subsidiary is duly qualified to transact business, and is in good standing as a foreign corporation, partnership, limited liability company or limited company in each jurisdiction where the character of its activities requires such qualification. The Company has heretofore made available to Parent accurate copies of the Organizational Documents, as currently in effect, of each such Subsidiary and has made available to Parent the minute books and stock records of each such Subsidiary. No Subsidiary is in default under or in violation of any provision of its Organizational Documents. Section 3.1(b) of the Disclosure Schedule contains a correct and complete list of all of the officers and directors of each such Subsidiary.

3.2              Authorization. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions provided for in this Agreement. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the Merger and the other transactions provided for in this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject to the approval of this Agreement by the Shareholders. Without limiting the generality of the foregoing, the Board of Directors of the Company unanimously voted to approve resolutions that (i) determined that the Merger is advisable, and in the best interests of the Company and the Applicable Holders, (ii) approved this Agreement in accordance with the provisions of the CGCL, and (iii) directed that this Agreement and the Merger be submitted to the Shareholders for their adoption and approval and resolved to recommend that the Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (collectively, the “Enforceability Exceptions”).

3.3              No Violation; Consents.

(a)                Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not immediately following the Effective Time violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (i) the Organizational Documents of the Company or any of its Subsidiaries, (ii) any material contract or other agreement to which the Company or any of its Subsidiaries is a party or by which any of them (or any of their properties or assets) is subject or bound, (iii) any judgment, decree or order of any court or governmental authority or agency to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets are bound, or (iv) any Law applicable to the Company or its Subsidiaries.

(b)               No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to (any of the foregoing being a “Consent”) any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Merger Filings as required by the CGCL and DGCL; (ii) the HSR Consents and (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country.

3.4              Capitalization.

(a)                Section 3.4(a) of the Disclosure Schedule sets forth the authorized capital stock of the Company and each of its Subsidiaries and the amount of capital stock of the Company and each of its Subsidiaries that is issued and outstanding as of the date of this Agreement or that is held as treasury shares.

(b)               Section 3.4(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the holders of Company Common Shares and Company Preferred Shares, showing the number of Company Common Shares or Company Preferred Shares, held by each Shareholder. Section 3.4(b) of the Disclosure Schedule also indicates all outstanding capital stock of the Company and each of its Subsidiaries that constitutes restricted stock or that is otherwise subject to a repurchase or redemption right, indicating the name of the applicable Shareholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company or Subsidiary, as applicable. All of the issued and outstanding Company Common Shares and Company Preferred Shares have been and on the Closing Date will be duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights other than preemptive rights that have been waived in writing on the Closing Date. All of the issued and outstanding Company Common Shares and Company Preferred Shares have been offered, issued and sold by the Company in compliance with the Securities Act and all other applicable Laws governing the issuance of securities.

(c)                Section 3.4(c) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of: (i) all stock option plans, employee stock purchase plans or other stock or equity-related plans of the Company or any of its Subsidiaries (collectively, the “Company Stock Plans”), indicating for each Company Stock Plan the number and class or series of Company Common Shares or other equity interests issued to date under such Company Stock Plan, the number and class or series of Company Common Shares or other equity interests subject to outstanding Options under such Company Stock Plan and the number and class or series of Company Common Shares or other equity interests reserved for future issuance under such Company Stock Plan and (ii) all holders of outstanding Options, indicating with respect to each option the Company Stock Plan under which such option was granted, the number and class or series of Company Common Shares or other equity interests subject to such option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). There are no outstanding warrants to purchase capital stock of the Company or any of its Subsidiaries, other than the Company Series A Preferred Warrants set forth on Section 3.4(c) of the Disclosure Schedule. The Company has made available to Parent complete and accurate copies of all Company Stock Plans and forms of all stock option agreements evidencing Options.

(d)               With respect to the outstanding Options, (i) each such Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors, or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant is consistent in all respects with the terms approved by the Company’s Board of Directors and was duly executed and delivered by each party thereto no later than the Grant Date, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan and applicable Law, (iv) the per share exercise price of each Option was not less than the fair market value of a Company Common Share issuable upon exercise of the Option on the applicable Grant Date, and (v) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

(e)                Except as set forth in Sections 3.4(c) or 3.4(e) of the Disclosure Schedule, (i) no subscription, warrant, option, restricted stock, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company or any Subsidiary is authorized or outstanding, (ii) neither the Company nor any Subsidiary has any obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company or any of its Subsidiaries, (iii) except as set forth in the Company’s and the Subsidiaries’ Organizational Documents, as amended or restated through the date of this Agreement, neither the Company nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Subsidiary or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any Subsidiary.

(f)                Except as set forth in Section 3.4(f) of the Disclosure Schedule, there is no agreement, written or oral, between the Company or any Subsidiary, on the one hand, and any holder of any of their respective securities, or, to the Company’s Knowledge, among any holders of any of their respective securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company or of any Subsidiary.

3.5              Financial Statements.

(a)                Attached as Section 3.5 of the Disclosure Schedule are: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2013 and 2014, and the audited consolidated statements of income and cash flows for the respective fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2015 (the “Base Balance Sheet”) and the unaudited statements of income, and cash flows for the fiscal year then ended. All of the foregoing financial statements are collectively referred to as the “Financial Statements.”

(b)               The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; provided, however, that the Financial Statements do not include footnotes or certain other presentation items and the Financial Statements referred to in clause (ii) of Section 3.5(a) are subject to normal recurring year-end adjustments (which, with respect to periods before the Effective Time, individually and in the aggregate, will not be material to the transaction as a whole).

(c)                Except as set forth on Section 3.5 of the Disclosure Schedule, the Financial Statements fairly present in all material respects the assets, liabilities, business, financial condition, results of operations and cash flows of the Company and its Subsidiaries as of the dates thereof and for the periods referred to therein, and are consistent with the books and records of the Company and its Subsidiaries.

3.6              No Undisclosed Liabilities. Except as set forth in Section 3.6 of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability (whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Base Balance Sheet, (b) contractual and other liabilities (including executory obligations thereunder but not, for the avoidance of doubt, any liabilities or obligations arising as a result of any breach or default thereunder at or before the Effective Time) incurred in the Ordinary Course of Business that are included as accruals in Final Closing Net Working Capital or have been paid and (c) liabilities incurred in connection with the transactions contemplated by this Agreement.

3.7              Absence of Certain Changes. Except as set forth in Section 3.7 of the Disclosure Schedule, since the Base Balance Sheet Date:

(a)                there has not been (i) any Material Adverse Effect, (ii) any damage, destruction, loss or casualty in excess of $50,000 to property or assets of the Company or any of its Subsidiaries, whether or not covered by insurance, (iii) other than such actions taken in connection with this Agreement and the Merger, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the capital stock of the Company or any of its Subsidiaries or any redemption or other acquisition by the Company or any of its Subsidiaries of any of the capital stock of the Company or any of its Subsidiaries or any split, combination or reclassification of shares of capital stock declared or made by the Company or any of its Subsidiaries, (iv) any increase in compensation payable or benefits to members of Company’s Board of Directors, executive officers or Key Employees of the Company or (v) any commitment or agreement to do any of the foregoing; and

(b)               there has not been (i) any extraordinary losses suffered which are in excess of $50,000, individually or in the aggregate, (ii) any material assets mortgaged, pledged or made subject to any Lien, charge or other encumbrance (other than Permitted Liens), (iii) any liability or obligation (absolute, accrued or contingent) incurred or any bad debt, contingency or other reserve increase suffered, except, in each such case, in the Ordinary Course of Business and consistent with past practice, (iv) any claims, liabilities or obligations (absolute, accrued or contingent) paid, discharged or satisfied, other than the payment, discharge or satisfaction, in the Ordinary Course of Business and consistent with past practice, of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the Ordinary Course of Business and consistent with past practice since the Base Balance Sheet Date, (v) written off as uncollectible any notes or accounts receivable, except write-offs in the Ordinary Course of Business and consistent with past practice, (vi) written down the value of any asset or investment on the Company’s or any of its Subsidiaries’ books or records, except for depreciation and amortization taken in the Ordinary Course of Business and consistent with past practice, (vii) any change in any method of accounting or accounting practice by the Company, except for such changes required by reason of changes in GAAP, (viii) cancellation of any debts or waiver of any claims or rights in excess of $50,000, or sale, transfer or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) in excess of $50,000, except, in each such case, in transactions in the Ordinary Course of Business and consistent with past practice, (ix) any single capital expenditure or commitment in excess of $50,000 for additions to property or equipment, or aggregate capital expenditures and commitments in excess of $50,000 (on a consolidated basis) for additions to property or equipment, except in each case, in Ordinary Course of Business, (x) other than such actions taken in connection with this Agreement and the Merger, entered into any transaction other than in the Ordinary Course of Business, or (xi) any agreement to do any of the foregoing.

3.8              Legal Proceedings. Except as set forth in Section 3.8 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity. The matters listed on Section 3.8 of the Disclosure Schedule could not reasonably be expected in the aggregate to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to any judgment, decree, injunction, rule or order of any Governmental Entity applicable to the Company or any of its Subsidiaries.

3.9              Compliance with Law.

(a)                Except as set forth in Section 3.9 of the Disclosure Schedule, the Company and each Subsidiary has all material authorizations, approvals, Permits and orders of and from any Governmental Entity necessary to carry on the business as it is now being conducted, to own or hold under lease the properties and assets the Company or its Subsidiaries own or hold under lease and to perform all of their respective obligations under the agreements to which they are a party. The Company and its Subsidiaries are currently conducting, and have at all times during the past three years conducted, the business in compliance with each applicable Law of any Governmental Entity. During the past three years, neither the Company nor any Subsidiary has received any written notice from any Governmental Entity alleging noncompliance with any applicable Law.

(b)               Without limiting the generality of Section 3.9(a), neither the Company or any Subsidiary, nor to the Knowledge of the Company, any officer, director, employee of the Company or any of its Subsidiaries or any of their respective shareholders or equity holders acting on behalf of the Company or any of its Subsidiaries, has authorized, directed or participated in any act in violation of any provision of the Foreign Corrupt Practices Act of 1977 or any similar Law of any foreign jurisdiction, as applied to such officer, director, employee, shareholder or equity holder.

3.10          Permits. Section 3.10 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company that are required for the Company and its Subsidiaries to conduct their business as presently conducted. Each such listed Permit is in full force and effect; the Company or the Subsidiary, as the case may be, is in compliance with the terms of each such material Permit; and, to the Knowledge of the Company, no suspension or cancellation of any such Permit is threatened. The validity and enforceability of each such material Permit will not be adversely affected by the Closing and the consummation of the Merger.

3.11          Material Contracts.

(a)                Section 3.11 of the Disclosure Schedule sets forth a correct and complete list of the following (the “Material Contracts”) which for all purposes exclude purchase orders entered into in the Ordinary Course of Business consistent with past practice:

                                                                             (i)            all bonds, debentures, notes, mortgages, indentures or guarantees to which the Company or a Subsidiary is a party or by which it or any of its respective properties or assets (real, personal or mixed, tangible or intangible) are bound;

                                                                            (ii)             all existing contracts, commitments, instruments and agreements (other than those described in Sections 3.11(a)(i) or 3.11(a)(iii), and any Employee Benefit Plans) to which the Company or any Subsidiary is a party or by which its properties or assets may be bound involving an annual commitment or annual payment by any party thereto of more than $50,000 individually, or which have a fixed term extending more than twelve months from the date hereof and which involve an annual commitment or annual payment by any party thereto of more than $200,000 or cumulative rental payments in excess of $20,000, in each case individually, or which are otherwise material to the business and operations of the Company or any of its Subsidiaries;

                                                                           (iii)             all loans and credit commitments to the Company or any Subsidiary which are outstanding and the name of each financial institution granting the same;

                                                                           (iv)            any agreements or contracts pursuant to which the Company or any Subsidiary has entered into a partnership or joint venture with any other Person;

                                                                            (v)            any agreement or contract that grants to any Person any material exclusive (A) license right, (B) supply right, (C) manufacturing right, (D) marketing right, (E) distribution right or (F) any other material exclusive right with respect to the Company’s Products, or that grants to any Person any guaranteed availability of supply or services to the Company or any Subsidiary for a period greater than 12 months;

                                                                           (vi)            any agreement (or group of related agreements) for the purchase or sale of products by the Company or any Subsidiary or for the furnishing or receipt of services (A) which involves one of the Company’s 20 largest customers (as determined based on the Company’s consolidated revenue during the last 12 months), unless such customer has made aggregate payments or commitments to the Company of less than $50,000 in the last 12 months, or (B) in which the Company or any of its Subsidiaries has granted “most favored nation” pricing provisions or has agreed to purchase a minimum quantity of goods or services;

                                                                          (vii)            any agreement for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

                                                                         (viii)            any agreement concerning confidentiality, noncompetition or non-solicitation binding the Company (other than (x) confidentiality agreements and covenants with customers, vendors, service providers, or Employees set forth in the Company’s standard terms and conditions of sale or purchase, standard forms of employment agreement, standard forms of consulting agreements or standard forms of service provider agreements and (y) license agreements settlement agreements and staffing or employee leasing agreements in each case entered into in the Ordinary Course of Business);

                                                                           (ix)            any employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance) or retention agreement, other than offer letters providing for employment or consulting on an at will basis on the Company’s standard forms, copies of which standard forms have previously been made available to Parent;

                                                                            (x)            any settlement agreement binding the Company or any Subsidiary which contains ongoing obligations of the Company (including any agreement in connection with which any employment-related claim is settled);

                                                                           (xi)            any agreement between the Company and any current or former officer, director or shareholder of the Company, any Subsidiary or any of their respective Affiliates that is not related to such Person’s employment;

                                                                          (xii)            any agency, reseller, distributor, sales representative, franchise or similar agreements to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, copies of which have either been made available to Parent or, if not made available to Parent, are substantially in the form of the Company’s standard reseller and referral agreements, the forms of which have been made available to Parent;

                                                                         (xiii)            any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding (A) indemnities contained in agreements for the purchase, marketing, sale or license of products or services entered into in the Ordinary Course of Business and (B) indemnities with officers and directors of the Company substantially on the Company’s standard terms and conditions, copies of which have been made available to Parent);

                                                                        (xiv)            agreement pursuant to which rights of any third party are triggered or become exercisable, or under which the rights of the Company are materially and adversely affected by the express terms of such agreement in connection with or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement;

                                                                          (xv)            any agreement for capital expenditures in excess of $50,000 individually or $100,000 in the aggregate; and

                                                                        (xvi)            Any other material contract.

(b)               The Company has made available to Parent a complete and accurate copy of each Material Contract (as amended to date). With respect to each Material Contract: (i) the Material Contract is legal, valid, binding and enforceable and in full force and effect against the Company, and, to the Company’s Knowledge, against each other party thereto, subject to the Enforceability Exceptions; subject to the Enforceability Exceptions; (ii) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect against the Company and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately before the Closing subject to the Enforceability Exceptions and (iii) except as set forth in Section 3.11 of the Disclosure Schedule, neither the Company, any Subsidiary, nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any such Material Contract and, to the Knowledge of the Company, no event has occurred, which, after the giving of notice or with lapse of time would constitute a breach or default by the Company or any of its Subsidiaries or any other party under any Material Contract.

(c)                None of the Company or any of its Subsidiaries is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 3.11 of the Disclosure Schedule under the terms of Section 3.11(a). None of the Company or any of its Subsidiaries is a party to any written or oral arrangement for which the customer has already been billed or paid that have not been fully accounted for on the Base Balance Sheet.

3.12          Tax Matters.

(a)                The Company and each Subsidiary has filed on a timely basis (taking into account all properly granted extension) all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete. Neither the Company, any of its Subsidiaries, nor any predecessor of the Company or any of its Subsidiaries have ever been a member of a consolidated, combined, unitary or aggregate group of which the Company, any of its Subsidiaries or any of their respective predecessors was not the ultimate parent corporation. The Company and each of its Subsidiaries have paid all Taxes that were due and payable (whether or not shown on any Tax Return). The unpaid Taxes of the Company and each of its Subsidiaries for Tax periods through the date of the Base Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Base Balance Sheet and all unpaid Taxes of the Company and its Subsidiaries for all Tax periods commencing after the date of the Base Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any of its Subsidiaries has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or non-U.S. Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or such Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. Except as set forth in Section 3.12(a) of the Disclosure Schedule, all Taxes that the Company or any Subsidiary was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity, and the Company and each Subsidiary has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid to any Company employee, independent contractor, creditor, or other third party.

(b)               The Company has made available to Parent (i) complete and correct copies of all income or other material Tax Returns of the Company and its Subsidiaries relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company or any Subsidiary with any Governmental Entity relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. Audits of income Tax returns that have been completed for all taxable periods for which the applicable statute of limitations has not yet expired are listed in Section 3.12(b) of the Disclosure Schedule. Except as set forth in Section 3.12(b) of the Disclosure Schedule, no examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated. Neither the Company nor any of its Subsidiaries have been informed in writing by any jurisdiction in which the Company or such Subsidiary did not file a Tax Return that the jurisdiction believes that the Company or such Subsidiary was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction or that any Governmental Entity intends to audit a Tax Return for any period for which the applicable statute of limitations has not yet expired other than as set forth in Section 3.12(b) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries have (x) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (y) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (z) executed or filed any power of attorney with any Taxing authority for any period not yet expired.

(c)                Neither the Company nor any Subsidiary has made any payment, is not obligated to make any payment and is not a party to any agreement that could obligate it to make any payment that may be treated, separately or in the aggregate, (i) as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) (or any corresponding provision of state, local or non-U.S. Law); or (ii) as not fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S,. Law) in connection with the transactions contemplated by this Agreement.

(d)               There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding state, local or non-U.S. Tax Law) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

(e)                Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)                Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

(g)               Neither the Company nor any Subsidiary has ever distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h)               Section 3.12(h) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s or such Subsidiary’s nexus with such jurisdiction.

(i)                 Except as set forth in Section 3.12(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever owned an interest in a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code or a controlled foreign corporation within the meaning of Section 957 of the Code (or any similar provision of state, local or foreign Law).

(j)                 Neither the Company nor any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(k)               Except as set forth in Section 3.12(k) of the Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Tax Law) with respect to a transaction occurring on or before the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or before the Closing Date, (iii) installment sale or other open transaction disposition made on or before the Closing Date, (iv) prepaid amount received on or before the Closing Date or (v) any election made pursuant to Section 108(i) of the Code on or before the Closing Date.

(l)                 There are no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Permitted Liens.

(m)             The Company and each Subsidiary has delivered to Parent true, correct and complete copies of all election statements under Section 83(b) of the Code, if any, received by any of them from any employee, non-employee director, consultant or other service provider with respect to any Company capital stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

(n)               The Company and its Subsidiaries are not and never have been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has maintained documentation (including any applicable transfer pricing studies) in connection with any related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any non-U.S. Law.

(o)               Neither the Company nor its Subsidiaries have engaged in any “reportable transaction” or “listed transaction” for purposes of Treasury Regulation sections 1.6011-4(b) or 301.6111-2(b)(2) or any analogous provision of state, local or non-U.S. Law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(p)               Section 3.12(p) of the Disclosure Schedule sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company, its Subsidiaries and a Governmental Entity.

(q)               Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

3.13          Employees.

(a)                Section 3.13(a) of the Disclosure Schedule contains a list, as of the date of this Agreement, of all current Employees of the Company and its Subsidiaries, along with the position, date of hire, vacation and/or PTO balance, annual rate of compensation (or with respect to Employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), the annual incentive compensation or bonus paid to each Employee as of the last completed calendar year (or a description of any generally applicable incentive or bonus payment practice or program applicable to such Employee), and the employment status of each such Person (including whether the Person is on leave of absence and the dates of such leave). Each Employee is retained at-will and none of such Employees is a party to an employment agreement or contract with the Company or any Subsidiary (except for non-United States employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective Employees, other than as may be provided for by any applicable Laws. Each current and since 2008 former Employee has entered into the Company’s standard form of confidentiality, and assignment of inventions agreement, a copy of which has previously been made available to Parent. All of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately before the Closing, subject to the Enforceability Exceptions. No Key Employee has any plans to terminate employment with the Company or any Subsidiary.

(b)               Each of the Company and the Subsidiaries is and has been during the past three years in material compliance with all applicable Laws relating to the employment of employees, termination of employment, discrimination in employment, wages, hours of work and overtime payments, occupational safety and health and employment practices, and has not engaged in any unfair labor practices and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or, to the Knowledge of the Company, threatened.

(c)                Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to any Employees, and neither the Company nor any Subsidiary is subject to an agreement which obligates it to bargain with any trade or labor union on behalf of its Employees. Neither the Company nor any Subsidiary has experienced any actual or, to the Company’s Knowledge, threatened strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no Knowledge of any organizational effort made or threatened (including the filing of a petition for certification) either currently or within the past five years, by or on behalf of any labor union or works council with respect to Employees.

(d)               None of the Company, its Subsidiaries, or any member of the Company’s Board of Directors, officer or other Key Employee, or any Affiliate of any of the foregoing has any existing undisclosed contractual relationship with the Company or any Subsidiary or to the Company’s Knowledge, owns, directly or indirectly, individually or collectively, any interest in any entity which is in a business similar or competitive to the business of the Company (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 2% of the stock of which is beneficially owned by all of such persons)

(e)                Section 3.13(e) of the Disclosure Schedule contains a list of all individual consultants and independent contractors currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person. Except as set forth in Section 3.13(e) of the Disclosure Schedule, each such consultant and independent contractor has entered into a consulting agreement with the Company, a copy of which has previously been made available to Parent.

(f)                Section 3.13(f) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of each Employee who is providing services in the United States and who holds a temporary work authorization (“Work Permit”), including H-1B, TN, E-1, E-2, L-1, F-1 or J-1 visa status or Employment Authorization Document (“EAD”) work authorizations, setting forth the name of such Employee, the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that the Company provided to the United States Department of Labor (“DOL”) and the United States Customs and Immigration Service (“USCIS”) in the applications for such Work Permit was, to the Knowledge of the Company, true and complete at the time of filing such applications. The Company received the appropriate notice of approval or other evidence of authorized employment from the USCIS, the DOL, the Department of State or other relevant Governmental Entity with respect to each such Work Permit. The Company has not received any written notice from the USCIS or any other Governmental Entity that any Work Permit has been revoked. There is no action pending or, to the Knowledge of the Company, threatened to revoke or adversely modify the terms of any of the Work Permits.

(g)               The Company obtained the necessary prevailing wage documentation for each H-1B worker and has paid and continues to pay each H-1B worker the prevailing wage according to the regulations of the DOL. The Company has complied with all terms of the Labor Condition Applications for all H-1B workers and has maintained all documentation required by the DOL regulations.

(h)               Except as set forth in Section 3.13(h) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is liable for any arrears of late Taxes or penalties for failure to comply with Company’s obligation to withhold Taxes from its current Employees. Section 3.13(h) of the Disclosure Schedule contains a list of all temporary or leased employees currently engaged by the Company, along with the position, date of retention and rate of remuneration for each such Person.

(i)                 Section 3.13(i) of the Disclosure Schedule contains a complete and accurate list of (i) all of the Company’s written employee handbooks, employment manuals, employment policies, or affirmative action plans, copies or summaries of which in each case have been provided to Parent, and (ii) written summaries of all unwritten employment policies.

(j)                 The Company has not caused any “employment loss” (as that term is defined or used in the Worker Adjustment Retraining Notification Act) at any time from the date that is 90 days immediately preceding the Company’s execution of this Agreement and continuing through the Closing Date.

(k)               Except as set forth in Section 3.13(k) of the Disclosure Schedule. The Company and each Subsidiary has correctly classified each of its employees, consultants or independent contractors as such and otherwise has correctly classified its Employees under applicable Law.

(l)                 There is no charge or proceeding pending against the Company with respect to a violation of any occupational, safety or health standard that has been asserted, pending or, to the Company’s Knowledge, threatened.

(m)             There is no charge of discrimination in employment or employment practices against the Company for any reason, including age, gender, race, religion or other legally protected category, which has been asserted, pending or, to the Knowledge of the Company, threatened, before any Governmental Entity with respect to any Employee.

3.14          Employee Benefits.

(a)                Section 3.14(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, together with all amendments thereto, (ii) written descriptions of the material terms of any Company Plan that is not in writing, (iii) all related trust agreements, insurance contracts and summary plan descriptions, (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three plan years for each Company Plan, (v) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k), and 401(m) of the Code for the past three years for all Company Plans intended to be tax-qualified plans under Code Section 401(a), and (vi) any written or electronic communications from or to the IRS, the DOL or any other Governmental Entity with respect to a Company Plan (including any voluntary correction submissions), have been made available to Parent. All Company Plans comply with all applicable Law.

(b)               Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has timely made all required contributions to each Company Plan. The Company, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including, when applicable, the continuation coverage requirements of Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA).

(c)                There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any liability to the Company or any Subsidiary. No Company Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, audit or examination by a Governmental Entity or a participant in a government sponsored amnesty, voluntary compliance or similar program, nor, to the Knowledge of the Company, is any such audit or examination pending or threatened.

(d)               All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters or opinion letters from the IRS to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination. No such determination letter or opinion letter has been revoked and to the Company’s Knowledge revocation has not been threatened. To the Company’s Knowledge, no act or omission has occurred, that would adversely affect its qualification. There has been no termination or partial termination of such a Company Plan intended to be qualified under Section 401(a) of the Code. Each Company Plan that that is intended to comply with Section 404(c) of ERISA, so complies.

(e)                Neither the Company nor any ERISA Affiliate has ever maintained or contributed to an Employee Benefit Plan which was ever subject to Section 412 of the Code or Title IV of ERISA. At no time has the Company or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)                No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(g)               With respect to the Company Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Financial Statements. The Company has no liability for benefits (contingent or otherwise) under any Company Plan, except as set forth on the Financial Statements. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan, except where not required by applicable Law or regulation.

(h)               All group health plans of the Company and any ERISA Affiliate comply in all material respects with the requirements of COBRA, Code Section 5000, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”), and any other comparable domestic or foreign Laws. Neither the Company nor any ERISA Affiliate has any liability under or with respect to COBRA for its own actions or omissions, or those of any predecessor, other than to provide health care continuation coverage to qualified beneficiaries at their own, and not at the Company’s, expense. Except for coverage offered solely at the participant’s expense as required pursuant to the continuation coverage requirements of COBRA or other applicable Law, no Person (or any beneficiary of such Person) is entitled to receive any welfare benefits, including death or medical benefits (whether or not insured) from the Company beyond retirement or other termination of employment, and there have been no written or oral commitments inconsistent with the foregoing.

(i)                 No act or omission has occurred with respect to any Company Plan that would subject Parent, the Surviving Corporation, the Company or any ERISA Affiliate to (i) any fine, penalty, Tax or other liability of any kind imposed under ERISA, the Code or any other applicable Law or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan, nor will the transactions contemplated by this Agreement give rise to any such liability.

(j)                 No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(k)               Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan, or in any way limit such action. The investment vehicles, if any, used to fund any Company Plan may be changed at any time without incurring a sales charge, surrender fee or other similar expense other than normal charges that may be imposed to deter frequent trading.

(l)                 Section 3.14(l) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other Key Employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such shareholder, director, executive officer or Key Employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the Tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code without regard to Section 280G(b)(4); and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, either in isolation or in combination with other events, or the value of any of the benefits of which will be calculated in whole or in part on the basis of any of the transactions contemplated by this Agreement.

(m)             Each individual who has received compensation for the performance of services on behalf of the Company or the ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(n)               Section 3.14(n) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off.

(o)               There are no loans or extensions of credit from the Company or any ERISA Affiliate to any Employee or independent contractor (other than advances for travel expenses in the Ordinary Course of Business).

(p)               There is no plan or commitment, whether legally binding or not, to create any additional Company Plans or to modify any existing Company Plans with respect to Employees or independent contractors.

(q)               There is no corporate-owned life insurance, split-dollar life insurance policy or any other life insurance policy on the life of any Employee or on any Shareholder.

(r)                 Each Company Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been since January 1, 2005 in compliance with Code Section 409A and IRS Notice 2005-1 and has been in documentary compliance since January 1, 2009. No Company Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. Except as set forth on Section 3.14(r) of the Disclosure Schedule, no stock option or equity unit option granted under any Company Plan has an exercise price that was less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

3.15          Owned Real Property.

(a)                Section 3.15(a) of the Disclosure Schedule sets forth a complete and accurate description of all real property owned by the Company and its Subsidiaries (the “Owned Real Property”).

(b)               The Company or one or more of its Subsidiaries has good and valid fee simple title to the Owned Real Property. The Owned Real Property is not subject to any Liens (other than Permitted Liens). Except as set forth on Section 3.15(b) of the Disclosure Schedule, the Company has not granted any lease, license or other agreement granting to any Person or entity any right to the use or occupancy of the Owned Real Property or any portion thereof.

(c)                Neither the Company nor any Subsidiary has received written notice of any unremedied violation of and the Owned Real Property and to the Company’s Knowledge, all improvements on the Owned Real Property and the operations therein conducted conform to and comply with all applicable health, fire, safety, zoning and building Laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act) and all covenants, easements, rights of way, licenses, grants, building or use restrictions, exceptions, encroachments in all material respects, reservations or other impediments, except for possible nonconforming uses or violations that would not be material to the Company’s business, and that do not and will not give rise to any penalty, fine or other liability.

(d)               Except as set forth in Section 3.15(d) of the Disclosure Schedule, to the Company’s Knowledge, the buildings, driveways upon the Owned Real Property are all within the boundary lines of such property or to the Company’s Knowledge, have the benefit of valid, perpetual and non-terminable easements and there are no encroachments thereon that would materially affect the use thereof.

(e)                Except as set forth in Section 3.15(e) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice from any utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the Owned Real Property. All public utilities required for the operation of the Owned Real Property and necessary for the conduct of the Company’s business are operating sufficiently for the conduct of the current business use thereof.

(f)                Except as set forth in Section 3.13(f) of the Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice of, any pending or contemplated (i) rezoning, condemnation or other similar proceeding affecting the Owned Real Property; or (ii) special assessment against the Owned Real Property.

(g)               Except as set forth in Section 3.15(g) of the Disclosure Schedule, each parcel of real property comprising any part of the Owned Real Property, including without limitation all buildings and improvements thereon, and the present use, operation or condition thereof (i) is assessed as one or more separate Tax lots and no part of such property is part of a Tax lot which includes other property which is not a part of the Owned Real Property; and (ii) is not subject to any purchase option, right of first refusal or first offer or other similar right.

(h)               The Owned Real Property and all buildings, structures, improvements and fixtures located on the Owned Real Property have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are currently used.

(i)                 True and complete copies of all existing policies of title insurance for all parcels of the Owned Real Property, together with all surveys for all parcels of the Owned Real Property, to the extent requested by Parent in writing, have been made available to Parent and are identified on Section 3.15(i) of the Disclosure Schedule.

(j)                 To the Company’s Knowledge, access from public streets and provision for parking and loading/unloading at each parcel of the Owned Real Property conforms to all applicable legal requirements in all material respects.

3.16          Leases; Leased Real Property.

(a)                Section 3.16 of the Disclosure Schedule sets forth a list of all leases, licenses, permits, subleases and occupancy agreements, together with all amendments and supplements thereto, with respect to all real property in which the Company or its Subsidiaries have a leasehold interest, whether as lessor, sublessor, licensor, lessee, sublessee or licensee (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company or a Subsidiary is a lessee is referred to herein as the “Leased Real Property”). The Company has furnished true, correct and complete copies of all Leases to Parent. No option has been exercised under any of such Leases, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to Parent with the corresponding Lease.

(b)               Each Lease is in full force and effect and is valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the Knowledge of the Company, a valid, binding and enforceable obligation of each other party thereto in accordance with its respective terms and no Lease has been modified or amended except pursuant to an amendment referred to on Section 3.16 of the Disclosure Schedule. To the Company’s Knowledge, neither the Company, its Subsidiaries nor any other party to a Lease has given to the other party written notice of or has made a claim with respect to any material breach or default of or with respect to any Lease which remains uncured. None of the Company or any of its Subsidiaries is in default of any material obligation of the Company or Subsidiary, as applicable, under any Lease and, to the Knowledge of the Company, no other party to a Lease is in material default of its obligations thereunder. Each such Lease will continue to be legal, valid, binding, enforceable and in full force and effect against the Company or its Subsidiaries, as applicable, and, to the Company’s Knowledge, against each other party thereto immediately following the Closing in accordance with the terms thereof as in effect immediately before the Closing, subject to the Enforceability Exceptions.

(c)                Except as set forth on Section 3.16(c) of the Disclosure Schedule, none of the Leased Real Property is subject to any sublease, license or other agreement to which the Company or its Subsidiaries is a party granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof. To the Company’s Knowledge, the Leased Real Property, all improvements thereon and thereto owned by the Company or its Subsidiaries, and the operations therein conducted by the Company or its Subsidiaries, conform to and comply in all material respects with all applicable health, fire, insurance, safety, zoning and building Laws, ordinances and administrative regulations, Permits and other regulations (including, without limitation, the Americans with Disabilities Act), and neither the Company nor any Subsidiary has received any written notice from any Governmental Entity to the contrary which remains uncured.

(d)               The Leased Real Property is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently used.

(e)                There are no guaranties (from the Company, its Subsidiaries or from any other Person) in favor of the lessors of any of the Leased Real Property.

(f)                Except as set forth on Section 3.16 of the Disclosure Schedule, neither the Company nor any Subsidiary has sold, assigned, transferred, pledged or encumbered all or any part of its respective leasehold interests in the Leased Real Property.

(g)               No security deposits are currently held by the Company or its Subsidiaries or otherwise owed to the tenants under the Leases.

3.17          Environmental Matters. Except as set forth on Section 3.17 of the Disclosure Schedule:

(a)                The Company and each Subsidiary have been in material compliance with all applicable Environmental Laws and all licenses, permits, registrations, approvals required by or issued to the Company by a Governmental Entity thereunder (“Environmental Permits”).

(b)               None of the Environmental Permits is subject to any pending or, to the Company’s Knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Environmental Permit invalid in any respect. To the Company’s Knowledge, no additional Environmental Permits or modifications to Environmental Permits are pending.

(c)                Neither the Company nor any Subsidiary has Released any Hazardous Substance on, at, to or from any Company Real Property or during the time period of ownership, operations or lease by the Company on, at, to, or from any real property formerly owned, operated or leased by the Company in each case so as to require reporting, investigation, or remediation under any Environmental Law.

(d)               Neither the Company nor any Subsidiary has received written notice that it has any actual or contingent liability arising from any treatment, transport or disposal or arrangement for the treatment, transport or disposal of any Hazardous Substance at or to any location, including any location owned or operated by a third party.

(e)                Except as has been resolved, neither the Company nor any Subsidiary has received any written notice of, and there is no pending or, to the Company’s Knowledge threatened claim, complaint, notice of violation or potential liability, request for information pursuant to CERCLA from a Governmental Entity, investigation, proceeding, order, decree or lawsuit relating to any Hazardous Substance, including, without limitation, exposure thereto, or pursuant to any Environmental Law relating in any way to any violation or alleged violation of any Environmental Law (“Environmental Claim”).

(f)                Neither the Company nor any Subsidiary has assumed or retained by contract, any liability (i) of any Person (other than the Company) in respect of any Environmental Claim or pursuant to Environmental Laws, or (ii) to the Company’s actual knowledge without any duty to investigate, under Environmental Law with respect to any property formerly owned or operated by, or any business or operations formerly conducted by the Company or such Subsidiary.

(g)               Neither the Company nor any Subsidiary is subject to any order, writ, judgment, award, or injunction of any Governmental Entity or arbitrator, domestic or foreign, relating to any Hazardous Substance or any Environmental Law.

(h)               The Company has provided Parent with copies of any Environmental Permits in its possession. The Company has not received any written demands, claims or actions (or notices pertaining to the same) alleging that the Company, the Subsidiaries or the Company Real Property have violated any Environmental Law. The Company has not been subject to environmental audits or assessments of environmental conditions at any of the Company Real Property.

3.18          Intellectual Property.

(a)                As used herein, the following terms have the meanings indicated below:

                                                                             (i)            “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Personal Data.

                                                                           (ii)            “Company Data Agreement” means any contract involving Company Data to which the Company or any Subsidiary is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been provided to Parent).

                                                                         (iii)            “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Subsidiary.

                                                                         (iv)            “Company Intellectual Property Agreements” means any contract governing any Company Intellectual Property to which the Company or any Subsidiary is a party or bound by, except for contracts for Off The Shelf Software or Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to the Company or any Subsidiary and (B) has not been modified or customized for the Company or any Subsidiary.

                                                                           (v)            “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.

                                                                         (vi)            “Company Privacy Policies” 3.18(a)(vi)means, collectively, any and all (A) of the Company’s and each Subsidiary’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person and (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and contracts with third parties relating to the Processing of Company.

                                                                       (vii)            “Company Products” means all products or services commercially produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary in the past five years and all products or services currently under development by the Company or any Subsidiary for commercial release.

                                                                     (viii)            “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, or intent-to-use applications, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company or any Subsidiary.

                                                                         (ix)            “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.

                                                                           (x)            “Company Websites” means all web sites owned, operated or hosted by the Company or any Subsidiary or through which the Company or any Subsidiary conducts the business (including those web sites operated using the domain names listed in Section 3.18(c) , and the underlying platforms for such web sites.

                                                                         (xi)            “Data Protection Legislation” means applicable Law, in all jurisdictions, relating to data protection and to the recording, interception and monitoring of communications and privacy.

                                                                       (xii)            “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

                                                                     (xiii)            “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

                                                                     (xiv)            “Off The Shelf Software” means commercially available software that is not and has not been customized or modified by the Company or any Subsidiary.

                                                                       (xv)            “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

                                                                     (xvi)            “Personal Data” means a natural Person’s (including a customer’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or customer or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under applicable Law.

                                                                   (xvii)            “Privacy Laws” means (A) each applicable Law applicable to the protection or Processing or both of Personal Data, and includes rules relating to the Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing, (B) guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A) and (C) industry self-regulatory principles applicable to the protection or Processing of Personal Data, direct marketing, emails, text messages or telemarketing.

                                                                 (xviii)            “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.

                                                                     (xix)            “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

                                                                       (xx)            “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(b)               Status. Except as set forth in Section 3.18(b) of the Disclosure Schedule, the Company and each Subsidiary has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the mophie Business as currently conducted, free and clear of any Liens. The Company Intellectual Property collectively constitutes all of the intangible assets, intangible properties, rights and Intellectual Property necessary for Parent’s conduct of, or that is used in or held for use for, the mophie Business without: (i) the need for Parent to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any contract. Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. Except as set forth in Section 3.18(b) of the Disclosure Schedule, no third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property.

(c)                Company Registered Intellectual Property. Section 3.18(c) of the Disclosure Schedule lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all deadlines that are required to be met by the Company or any Subsidiary within 120 days following the date hereof in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Except as set forth in Section 3.18(c) of the Disclosure Schedule, (i) each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting, and (ii) all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and any Subsidiary’s ownership interests therein. The Company has provided access to Parent of copies of all of the Company’s and all Subsidiary’s pending patent applications.

(d)               Company Products. Section 3.18(d) of the Disclosure Schedule lists (i) all Company Products that the Company or any Subsidiary has made available for commercial use or purchase during the past five years, including any product or service currently under development and scheduled for commercial release within 90 days following the date of this Agreement, and for each such Company Product identifying planned approximate release date, and (ii) to the Company’s Knowledge, all Company Products that the Company or any Subsidiary made available for commercial use or purchase before the time period set forth in clause (i) above.

(e)                No Assistance. To the Company’s Knowledge, at no time since 2007 was the Company or any Subsidiary or any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants related to the work performed for the Company or any Subsidiary, from any Governmental Entity or agency or private source, performing research sponsored by any Governmental Entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Subsidiary’s rights in such Company-Owned Intellectual Property.

(f)                Key Employees. All rights in, to and under all Intellectual Property created by the Key Employees for or on behalf or in contemplation of the Company or any Subsidiary (i) before the inception of the Company or (ii) before their commencement of employment with the Company, in each case have been duly and validly assigned to the Company, and any such Person will provide Parent or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto, at the Surviving Corporation’s expense.

(g)               Invention Assignment and Confidentiality Agreement. Except as set forth in Section 3.18(g) of the Disclosure Schedule, the Company and each Subsidiary has secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and each Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company and each Subsidiary (any Person described in clauses (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or for any Subsidiary. Without limiting the foregoing, except as set forth on Section 3.18(g), the Company and each Subsidiary has obtained Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications and except as set forth in Section 3.18(g), such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions.

(h)               No Violation. To the Knowledge of the Company, no current employee, consultant, advisor or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract of the type described in clause (i) of the immediately foregoing sentence.

(i)                 Confidential Information. The Company and each Subsidiary has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company or any Subsidiary (“Confidential Information”) . Except as set forth in Section 3.18(i) of the Disclosure Schedule, all current and former employees and contractors of the Company and each Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company or each Subsidiary a written agreement regarding the protection of such Confidential Information. The Company and each Subsidiary has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith and has tested such plans on a periodic basis, and such plans have proven effective upon testing. Except as set forth in Section 3.18(i) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including Personal Data in the Company’s or any Subsidiary’s possession, custody or control. There has not been any material failure with respect to any of the computer systems, including software, used by the Company or any Subsidiary in the conduct of the mophie Business. To the Knowledge of the Company, there has been no Company, Subsidiary or third-party breach of confidentiality.

(j)                 Non-Infringement. Except as set forth in Section 3.18(j) of the Disclosure Schedule, to the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Except as set forth in Section 3.18(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. Except as set forth in Section 3.18(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has any liability for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (ii) the Company’s and each Subsidiary’s use of any product, device, process or service used in the mophie Business as previously conducted and as currently conducted by the Company and each Subsidiary, has not and does not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement. Except as set forth in Section 3.18(j) of the Disclosure Schedule, neither the Company nor any Subsidiary has been sued in any Legal Proceeding or received any written communication (including any third-party reports by users) alleging that the Company or any Subsidiary has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. Except as set forth on Section 3.18(j) of the Disclosure Schedule, no Company-Owned Intellectual Property or Company Product is subject to any Legal Proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary, or that may affect the validity, use or enforceability of any Company-Owned Intellectual Property. To the Knowledge of the Company, no Company Intellectual Property other than Company-Owned Intellectual Property is subject to any Legal Proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary, or that may affect the validity, use or enforceability thereof. The Company has not received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the mophie Business by the Company and its Subsidiaries, as previously or currently conducted, infringes or misappropriates any Third-Party Intellectual Property Rights.

(k)               Licenses; Agreements.

                                                                             (i)            Except as set forth in Section 3.18(k)(i) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any options, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of normal nonexclusive end use terms of service entered into by users of the Company Products in the ordinary course (copies of which have been provided to Parent), and neither the Company nor any Subsidiary is bound by or a party to any option, license or agreement of any kind with respect to any of the Company-Owned Intellectual Property.

                                                                           (ii)            Except as set forth in Section 3.18(k)(ii) , neither the Company nor any Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.

(l)                 Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:

                                                                             (i)            Except as set forth in Section 3.18(l)(i) , each such agreement is valid and subsisting;

                                                                           (ii)            Neither the Company nor any Subsidiary is (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Merger will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;

                                                                         (iii)            To the Knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

                                                                         (iv)            At and after the Closing, the Surviving Corporation (as a wholly owned subsidiary of Parent) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay;

                                                                           (v)            Except as set forth in Section 3.18(l)(v) , to the Knowledge of the Company, there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder;

                                                                         (vi)            Except as set forth in Section 3.18(l)(vi) , no Company Intellectual Property Agreement requires the Company or any Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;

                                                                       (vii)            None of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;

                                                                     (viii)            No third party is granted, by Company, the right to sublicense any Company Intellectual Property under any Company Intellectual Property Agreement;

                                                                         (ix)            The Company and each Subsidiary has obtained valid, written licenses (sufficient for the conduct of the Business as currently conducted) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products; and

                                                                           (x)            Except as set forth in Section 3.18(l)(x) , no third party that has licensed Intellectual Property Rights to the Company or any Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Subsidiary.

(m)             Non-Contravention. Except as set forth in Section 3.18(m) , none of the execution and performance of this Agreement, the consummation of the transactions contemplated hereby and the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts to which the Company is a party or by which any of its assets is bound, will result in: (i) Parent or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Parent or any of its Affiliates, (ii) Parent or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of the business, (iii) Parent, the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.

(n)               Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person or agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products, (ii) subject to a written confidentiality agreement or (iii) pursuant to Company Intellectual Property Agreements.

(o)               Open Source Software. Section 3.18(o) of the Disclosure Schedule identifies all Open Source Materials used in any Company Products or in the conduct of the mophie Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company or any Subsidiary) and identifies the licenses under which such Open Source Materials were used. The Company and each Subsidiary is in compliance with the terms and conditions of all licenses for the Open Source Materials. Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products, except as set forth in Section 3.18(o) of the Disclosure Schedule. Neither the Company nor any Subsidiary has used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).

(p)               Information Technology.

                                                                             (i)            Status. Section 3.18(p) of the Disclosure Schedule sets forth material details of the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that is or has been used in the business (collectively, the “ICT Infrastructure”) and any security and disaster recovery arrangements relating thereto. The arrangements relating to the ICT Infrastructure (including its operation and maintenance and any amendments or modifications thereto) will not be adversely affected by the Merger or the transactions contemplated hereby, and the ICT Infrastructure will continue to be available for use by the Company and each Subsidiary immediately following the consummation of the Merger or the transactions contemplated hereby and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Parent. The Company is the sole legal and beneficial owner of the ICT Infrastructure and the ICT Infrastructure is used exclusively by the Company. The ICT Infrastructure that is currently used in the business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the business with regard to information and communications technology, data processing and communications. The ICT Infrastructure is: (i) in good working order and functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with best industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by adequate security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.

                                                                           (ii)            No Faults. Neither the Company nor any Subsidiary has experienced any disruption in or to the operation of the Business in the past five years as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.

                                                                         (iii)            ICT Agreements. All material contracts relating to the ICT Infrastructure are valid and binding and no contract (including any contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by the Company, any Subsidiary or any other Person, and the Company and each Subsidiary (A) has not waived any breach thereof by any other Person and (B) has not received any notice of termination of any such contract.

(q)               Privacy and Personal Data.

                                                                             (i)            Except as set forth in Section 3.18(q), to the Knowledge of the Company, the Company has complied with applicable Law and with its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by the Company or by third parties having authorized access to the records of the Company.

                                                                           (ii)            Except as set forth in Section 3.18(q), the execution, delivery and performance of this Agreement by the Company will comply with all applicable Law relating to privacy and with the Company’s privacy policies. The Company has not received any written complaint regarding the Company’s collection, use or disclosure of Personal Data. The appropriate standard terms and conditions and (where applicable) privacy policy of the Company from time to time, copies of which have been provided to Parent, are properly incorporated into any transaction conducted over the Internet by the Company and govern access to, and use of, any Company Website.

                                                                         (iii)            In the past five years, no breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which: (A) Privacy Laws would require the Company or any Subsidiary to notify a Governmental Entity of a data security breach or security incident or (B) applicable guidance or codes of practice promulgated under Privacy Laws would recommend the Company or any Subsidiary to notify a Governmental Entity of a data security breach.

                                                                         (iv)            Section 3.18(q)(iv) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for the Company at any time (the “Company Databases”) , the types of Personal Data in each such database, the means by which the Personal Data was collected and the security policies that have been adopted and maintained with respect to each such Company Database. No breach or violation of any such security policy by the Company has occurred, or is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Company Databases.

(r)                 Company Websites. To the Knowledge of the Company, no domain names have been registered by any Person that are similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company or by any Subsidiary. The contents of any Company Website and all transactions conducted over the Internet comply with applicable Law and codes of practice in any applicable jurisdiction.

3.19          Insurance. Section 3.19 of the Disclosure Schedule sets forth a complete and accurate list of all insurance policies (including property, fire, theft, casualty, comprehensive general liability, workers compensation, directors and officers, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) which includes carrier name, policy Effective Time and policy number, issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or a Subsidiary is a named insured or otherwise beneficiary. Except as set forth in Section 3.19 of the Disclosure Schedule, during the last three years, neither the Company nor any Subsidiary has experienced any loss covered by any insurance policy for which coverage under the policy was inadequate to cover such loss. All policies listed in Section 3.19 of the Disclosure Schedule are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries, as applicable, have complied in all material respects with the provisions of such policies. There is no claim pending under any such policy as to which coverage has been denied or disputed by the underwriter of such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately before the Closing, subject to the Enforceability Exceptions. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy. Section 3.19 of the Disclosure Schedule identifies all current open claims asserted by the Company and any of its Subsidiaries pursuant to any insurance policy and describes the nature and status of each such claim.

3.20          Transactions with Affiliates. Except as set forth in Section 3.20 of the Disclosure Schedule, no officer or director of the Company or any of its Subsidiaries, or any person with whom any such officer or director has any relation by blood, marriage or adoption, or any entity in which any such person owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 2% of the stock of which is beneficially owned by all of such persons), currently has, or within the past three years has had, any interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries, (ii) any loan, arrangement, agreement or contract for or relating to Indebtedness with the Company or any of its Subsidiaries, (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company or any of its Subsidiaries, or (iv) any business or entity that competes with the Company or the mophie Business.

3.21          Outstanding Indebtedness. Section 3.21 of the Disclosure Schedule contains a list of outstanding Indebtedness for borrowed money of the Company and any of its Subsidiaries as of the date of this Agreement (the “Outstanding Indebtedness”). Since the date of the Base Balance Sheet, there have been no borrowings by the Company or any of its Subsidiaries other than borrowings in the Ordinary Course of Business or as listed on Section 3.21 of the Disclosure Schedule. The Outstanding Indebtedness will be paid in full as of the Closing Date pursuant to its terms.

3.22          Assets.

(a)                Except as set forth in Section 3.22 of the Disclosure Schedule, the Company or one or more of its Subsidiaries is the true and lawful owner of, and has good title to, all of the assets (tangible or intangible) owned by the Company and its Subsidiaries, free and clear of all Liens (other than Permitted Liens).

(b)               Except as set forth on Section 3.22(b) of the Disclosure Schedule, the Company or one or more of its Subsidiaries owns or leases all tangible assets sufficient for the conduct of the business as presently conducted, which tangible assets are reflected in the Financial Statements (other than to the extent disposed of in the Ordinary Course of Business). Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(c)                The Company or one or more of its Subsidiaries owns, or has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (whether tangible or intangible) that are used or required for use in the operation of the business as currently conducted.

3.23          Accounts Receivable. All accounts receivable of the Company reflected on the Base Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims outside the Ordinary Course of Business. A complete and accurate list of the accounts receivable reflected on the Base Balance Sheet, showing the aging thereof, is included in Section 3.23 of the Disclosure Schedule. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $50,000 is subject to any contest, claim or set off by such account debtor.

3.24          Inventories. Except as described on Section 3.24 of the Disclosure Schedule, the inventories of the Company and its Subsidiaries (including tooling, spare parts and supplies), are valued on the Base Balance Sheet at not more than the lower of cost or market, and do not include any material amount of obsolete inventory. For purposes of this Section 3.24, “obsolete inventory” is inventory which is not usable or salable in the lawful and Ordinary Course of Business as now conducted because of legal restrictions, failure to meet specifications, slow movement, damage, physical deterioration or any other cause, in each case net of reserves, which reserves are adequate and calculated consistent with past practice.

3.25          Warranties. Neither the Company nor any Subsidiary has undertaken any warranties or guarantees with respect to the Company Products, except as described on Section 3.25 of the Disclosure Schedule, and the aggregate cost to the Company and the Subsidiaries to comply with such warranties or guarantees is properly reflected in the Company’s books and records in accordance with GAAP. The reserves for product warranties reflected in the Financial Statements have been determined in accordance with GAAP.

3.26          Product Liability; Recalls. Except as described on Section 3.26 of the Disclosure Schedule, during the past three years, the Company has not received any written demand or claim alleging that any defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to any Company Product has resulted in serious injury or death to any Person or material damage to or destruction of property. Except as set forth in Section 3.26 of the Disclosure Schedule, during the past three years, each Company Product (i) has materially complied with applicable Law and (ii) is and has been fit for the ordinary purposes for which it is intended to be used and conforms to any promises or affirmations of fact made in the warranty or on the label for such product or in connection with its sale, whether through advertising or otherwise, except in each case as would not individually or in the aggregate have a Material Adverse Effect. To the Knowledge of the Company, there is no design defect with respect to any Company Product. Each Company Product contains reasonable warnings, presented in a reasonably prominent manner, in accordance with applicable Law material to the Company and the Subsidiaries, taken as a whole. There has been no product recall or post-sale warning conducted by the Company with respect to any Company Product.

3.27          Customers and Suppliers. Section 3.27 of the Disclosure Schedule sets forth a list of (a) the top 20 customers of the Company by dollar purchase for the twelve month period ending on December 31, 2015, and the amount of revenues accounted for by such customer during each such period and (b) each supplier of the Company during the last full fiscal year and the interim period through the date of the Base Balance Sheet, in each case with amounts paid or committed to be paid by the Company equal to or in excess of $200,000. No such customer or supplier has indicated in writing within the past year that it will stop, or decrease the rate of, buying materials, products or services or supplying materials, products or services, as applicable, to the Company or any of its Subsidiaries.

3.28          Export Control Laws. The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company and each Subsidiary has obtained all necessary export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company and each Subsidiary is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals, and (iv) no Export Approvals for the transfer of export licenses to Buyer or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

3.29          Government Contracts. Except as set forth on Section 3.29 of the Disclosure Schedule, neither the Company nor any Subsidiary has been a party to or otherwise bound by a written contract, subcontract, or agreement or understanding (written or oral) with any Governmental Entity (other than contracts and agreements with respect utilities (electricity, water and the like) and municipality services, or other governmental services in the Ordinary Course of Business). The Company and its Subsidiaries have not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment is pending or, to the Knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, Parent or the Surviving Corporation (assuming that no such suspension or debarment will result solely from the identity of Parent or Merger Sub).

3.30          Powers of Attorney. Except as set forth on Section 3.30 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary, other than powers of attorney entered into in the Ordinary Course of Business in connection with Intellectual Property filings and applications, third party logistics, customs brokers and other contracts entered into the Ordinary Course of Business.

3.31          Bank Accounts. Section 3.31 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

3.32          Brokers, Finders and Investment Bankers. Except for Wunderlich Securities, none of the Company, its Subsidiaries or any of their respective executive officers or directors has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated in this Agreement.

3.33          Disclosure.

(a)                No representation or warranty by the Company contained in this Agreement (as such representation or warranty is qualified by any disclosures contained in an applicable Section of the Disclosure Schedule), and no statement or disclosure by the Company contained in any Section of the Disclosure Schedule, contains on the date of this Agreement any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

(b)               No statement contained in any document, certificate or other instrument required to be delivered by or on behalf of the Company pursuant to this Agreement will contain on the date so delivered any untrue statement of a material fact or will omit to state any material fact necessary, in light of the circumstances under which it will be made, in order to make the statements therein not misleading.

3.34          No Implied Representations. Except as set forth in this Agreement, neither the Company nor any of its Subsidiaries make any representations or warranties, express or implied relating to the Company or its Subsidiaries, including any representation or warranty as to future performance or future profitability, or any representations or warranties, express or implied as to the accuracy of completeness of any information included in any projection, forecast or other forward-looking information, provided or made available to the Parent or its representatives in connection with its or their investigation of the Company or its Subsidiaries including any information provided as part of any management presentations or other document made available to the Parent except as expressly set forth in this Agreement. All of such additional representations and warranties are hereby disclaimed.

Article 4
REPRESENTATIONS AND WARRANTIES
OF THE PRINCIPAL SHAREHOLDERS

Each Principal Shareholder, severally and not jointly, and as to himself, herself or itself only, represents and warrants to Parent, the Company and the Representative as follows:

4.1              Organization. If such Principal Shareholder is an entity, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2              Authorization. Such Principal Shareholder has full power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the transactions provided for in this Agreement. The execution and delivery of this Agreement by such Principal Shareholder and the performance by such Principal Shareholder of its obligations hereunder the transactions provided for in this Agreement have been duly and validly authorized by all necessary action on the part of such Principal Shareholder. This Agreement has been duly executed and delivered by such Principal Shareholder, constitutes the valid and binding agreement of such Principal Shareholder, and is enforceable against such Principal Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

4.3              No Violations. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (i) the organizational documents of such Principal Shareholder, if an entity, (ii) any contract, commitment, instrument or other agreement to which such Principal Shareholder is a party or by which it (or any of its properties or assets) is subject or bound, (iii) any judgment, decree or order of any court or governmental authority or agency to which such Principal Shareholder is a party or by which such Principal Shareholder or any of its properties or assets is bound, or (iv) any Law applicable to such Principal Shareholder. Other than as set forth in this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to such Principal Shareholder is required in connection with the execution, delivery or performance of this Agreement by such Principal Shareholder or the performance by such Principal Shareholder of his, her or its obligations under this Agreement.

4.4              Reliance on Tax Advisors. Such Principal Shareholder has consulted with his, her or its own tax experts regarding the tax consequences of the Merger, and has not relied upon any representations made by Parent, Merger Sub or their counsel regarding such tax consequences, and acknowledges and agrees that neither Parent, Merger Sub or their counsel have made any representations regarding the tax consequences of the Merger.

4.5              Entirely for Own Account. The Earn-Out Payment Shares, if any, to be received by such Principal Shareholder pursuant to the Merger will be acquired for investment for such Principal Shareholder’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and such Principal Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Principal Shareholder further represents that such Principal Shareholder does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third person, with respect to any of such Earn-Out Payment Shares.

4.6              Investment Experience; Accredited Investor. Such Principal Shareholder acknowledges that he, she, or it is able to fend for himself, herself or itself can bear the economic risk of holding Earn-Out Payment Shares, and has such knowledge and experience in financial or business matters that he, she or it is capable of evaluating the merits and risks of holding Earn-Out Payment Shares, if such Principal Shareholder acquires any. Such Principal Shareholder is an Accredited Investor. Such Principal Shareholder has not relied in connection with an investment in the Earn-Out Payment Shares upon any representations, warranties or agreements other than those set forth in this Agreement. Such Principal Shareholder acknowledges that he, she or it has had an opportunity to discuss the business, affairs and prospects of Parent with Parent’s representatives. Such Principal Shareholder acknowledges that Parent has furnished or made available to him, her or it (i) the Annual Report on Form 10-K of Parent for its fiscal year ended December 31, 2014, (ii) the Quarterly Report on Form 10-Q of Parent for the quarterly period ending September 30, 2015, (iii) the Definitive Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Shareholders of Parent, held on June 11, 2015, as amended and supplemented and (iv) all current reports on Form 8-K of Parent filed with the SEC since September 30, 2015.

4.7              Restricted Securities. Such Principal Shareholder understands that the Earn-Out Payment Shares, if any, issued to him, her or it will be characterized as “restricted securities” under federal securities laws inasmuch as they are being received from Parent in a transaction not involving a public offering and that under such laws and applicable regulations such shares may be resold without registration under the Securities Act, only in certain limited circumstances. Such Principal Shareholder represents that he, she or it is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Article 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represent and warrant to the Company, the Principal Shareholders and the Representative as follows:

5.1              Organization.

(a)                Parent is a corporation duly organized, validly existing and in good standing under the Laws of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)               Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub was organized for the purpose of entering into this Agreement and has not undertaken any activities or incurred any liabilities except in connection with this Agreement and the transactions contemplated hereby. All of the common stock of Merger Sub (“Merger Sub Common Stock”) is owned of record and beneficially by Parent or its Affiliates.

5.2              Authorization.

(a)                Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions provided for in this Agreement. The execution and delivery of this Agreement by Parent and the performance by Parent of its obligations hereunder and the consummation of the Merger and the other transactions provided for in this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

(b)               Merger Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other transactions provided for in this Agreement. The execution and delivery of this Agreement by Merger Sub and the performance by Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions provided for in this Agreement have been duly and validly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes the valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms.

5.3              No Violations; Consents.

(a)                The execution, delivery and performance of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, violate or conflict with (i) any terms or provisions of the Organizational Documents of Parent or Merger Sub or (ii) any judgment, decree, order, statute, rule or regulation applicable to Parent or Merger Sub or any of their assets.

(b)               No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Merger Filings as required by the CGCL and DGCL; (ii) such Consents as may be required under the HSR Act or (B) any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement and (iii) such Consents as may be required by applicable federal and state securities laws and the rules of Nasdaq.

5.4              Issuance of Shares. The Earn-Out Payment Shares, if any, issuable in the Merger, if and when issued by Parent in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Principal Shareholders herein, will be duly issued, fully paid and non-assessable.

5.5              SEC Documents. Parent is subject to the reporting requirements of the Exchange Act, and since January 1, 2013, has filed all required reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Parent SEC Documents“). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents.

5.6              Earn-Out Payment Shares Registration; Listing. Parent currently meets the continuing eligibility requirements for listing on the Nasdaq Global Market, and has not received any notice from Nasdaq, the Financial Industry Regulatory Authority or any other Person that it may not currently satisfy such requirements or that such listing of Parent common stock on the Nasdaq Global Market is in any way threatened. Parent has taken no action designed to, or which, to the knowledge of Parent, may have the effect of, terminating the registration of Parent’s common stock under the Exchange Act or the delisting of Parent’s common stock from the Nasdaq Global Market. During the period of time that the Principal Shareholders are prohibited from selling the Earn-Out Payment Shares, if any, Parent shall use its commercially reasonable efforts to maintain the listing of its common shares on the Nasdaq Global Market.

5.7              No Brokers, Finders and Investment Bankers. Neither Parent nor Merger Sub has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated in this Agreement.

5.8              Legal Proceedings. There is no material Legal Proceeding pending against Parent, Merger Sub, or any of their respective properties or assets (tangible or intangible) or any of their officers or directors (in their capacities as such). No Governmental Entity has at any time challenged or questioned the legal right of Parent to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no Legal Proceeding of any nature pending against Parent or Merger Sub that challenges or seeks to enjoin the Merger or any of the other transactions contemplated by this Agreement.

5.9              No Prior Merger Sub Operations. Merger Sub is an entity newly formed for the purpose of participating in the Merger and is a wholly-owned subsidiary of Parent, and at no time before the Effective Time has the Merger Sub had assets (other than nominal assets contributed upon the formation of the Merger Sub) or business operations.

5.10          Financing. Parent has sufficient committed financing to enable it to make payment of the Merger Consideration and consummate the transactions contemplated by this Agreement.

Article 6
CERTAIN COVENANTS AND AGREEMENTS

6.1              Conduct of Business by the Company. From the date hereof to the Effective Time, the Company will, and will cause each of its Subsidiaries to, except as required in connection with the Merger and the other transactions contemplated by this Agreement, and except as otherwise set forth in this Agreement, disclosed in the Exhibits or Schedules to this Agreement, or consented to in writing by Parent:

(a)                Carry on its businesses in the Ordinary Course of Business;

(b)               Not amend its Organizational Documents;

(c)                Not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any of the capital stock of the Company or rights or obligations convertible into or exchangeable for any shares of the capital stock of the Company or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of the Company;

(d)               Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock of the Company and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of the Company or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of the Company or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

(e)                Not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

(f)                Not engage in any transaction with any officer, director or Shareholder of the Company or any person with whom any such Shareholder, officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any of such persons owns any beneficial interest (other than a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by all such persons) except for the continuation of the matters listed on Schedule 3.20 in accordance with their terms;

(g)               Use commercially reasonable efforts to preserve intact the corporate existence of the Company and its Subsidiaries and to preserve the relationships of the Company and its Subsidiaries with Employees, suppliers, customers and others having business relations with any of them;

(h)               Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $10,000 or $20,000 in the aggregate) or, except in the Ordinary Course of Business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, other than the normal endorsement of instruments for collection, (iii) create, or allow the creation of, any Lien or security interest applicable to any of the Company’s assets other than under agreements in effect on the date of this Agreement (other than Permitted Liens), (iv) make any loans or advances to any other person, or (v) make any capital contributions to, or investments in, any person;

(i)                 Other than such actions as shall be taken specifically required under this Agreement, not enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors nor grant any increase in the compensation of officers, directors or Employees, whether now or hereafter payable (except for compensation increases in the Ordinary Course of Business and consistent with past practice with respect to Employees other than executive officers and directors), including any such increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred compensation, retirement or other plan, arrangement, contract or commitment;

(j)                 Perform in all material respects all of its obligations under all Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Material Contract, other than a Material Contract entered into in the Ordinary Course of Business and consistent with past practice and involving payments aggregating no more than $50,000;

(k)               Use commercially reasonable efforts to maintain in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by the Company and not amend or cancel any policies of insurance now maintained by the Company;

(l)                 Not permit a change in its methods of maintaining its books, accounts or business records or, except as required by generally accepted accounting principles (in which event prior notice shall be given to Parent), change any of its accounting principles or the methods by which such principles are applied for Tax or financial reporting purposes;

(m)             Not make any material election with respect to Taxes or consent to any waiver or extension of time to assess or collect any material Taxes other than elections, waivers or extensions consistent with the Company’s historical practice, subject to Parent’s consent (such consent not to be unreasonably withheld);

(n)               Prepare and file (or obtain appropriate extensions to file) all federal, state, local and foreign returns for Taxes and other Tax reports, filings and amendments thereto required to be filed by it, on a timely basis and in a manner consistent with past practice except as otherwise required by applicable Law; and

(o)               Not knowingly waive any rights under any Material Contract or under any confidentiality, non-solicitation or non-competition agreement.

6.2              Inspection and Access to Information.

(a)                Except to the extent prohibited by Law, during the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with Article 10 (the “Pre-Closing Period”), the Company shall afford the officers, attorneys, accountants, Tax advisors, lenders and other authorized representatives of Parent reasonable access upon reasonable notice and during normal business hours to all personnel, offices, properties, books and records of the Company, so that Parent may have reasonable opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of the Company, and Parent shall be permitted to make abstracts from, or copies of, all such books and records; provided, that (a) Parent and such representatives shall not unreasonably interfere with the business and operations of the Company, (b) the Company shall not be obligated to provide such access or information if doing so would, after entry into a common interest agreement, result in the loss of the protection of attorney-client privilege and (c) Parent and its representatives shall not contact directly the employees, customers or suppliers of the Company without the presence or written consent of Daniel Huang, Shawn Dougherty or Rich Mullin although the Company shall cooperate in good faith to allow such reasonable access prior to Closing. The Company shall furnish to Parent such financial and operating data and other information as to the business of the Company as Parent shall reasonably request.

(b)               Upon receipt of a written request from the Parent, within 15 days after the end of each month ending during the Pre-Closing Period, the Company shall furnish to Parent an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company.

(c)                Information obtained by Parent or any of its representatives pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement, which agreement remains in full force and effect except to the extent it would expressly prohibit Parent from taking any of the actions contemplated by this Agreement.

6.3              Shareholder Approval.

(a)                As expeditiously as possible following the execution of this Agreement and in any event within three Business Days after the date of this Agreement, the Company shall mail a written proxy or information statement (the “Disclosure Statement“) to the Shareholders, in a form reasonably acceptable to Parent. The Disclosure Statement shall include (i) a summary of the Merger and this Agreement (which summary shall include a summary of the material terms relating to the indemnification obligations of the Shareholders, the escrow arrangements and the authority of the Representative, and a statement that the adoption of this Agreement by the Shareholders shall constitute approval of such terms) and (ii) a statement that dissenter rights are available for the Company Common Shares and Company Preferred Shares pursuant to Sections 1300 to 1313 of the CGCL and a copy of such Sections 1300 to 1313. As expeditiously as possible following the execution of this Agreement, and in any event within three Business Days after the execution of this Agreement, the Company shall use commercially reasonable efforts to secure consents from Shareholders necessary to secure the Requisite Shareholder Approval, which consents shall be in a form that is reasonably acceptable to Parent. By their signatures below, the Principal Shareholders agree to execute any such consents. As expeditiously as possible following the receipt of the Requisite Shareholder Approval, the Company shall deliver to Parent a certificate executed on behalf of the Company by its Secretary and certifying that the Requisite Shareholder Approval has been obtained. The Company shall also send, pursuant to Section 603 of the CGCL, a written notice to all Shareholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Shareholders of the Company and that dissenter rights are available for their Company Shares pursuant to Sections 1300 to 1313 of the CGCL (which notice shall include a copy of such Sections 1300 to 1313), and shall promptly inform Parent of the date on which such notice was sent.

(b)               The Company, acting through its Board of Directors, shall include in the Disclosure Statement the recommendation of its Board of Directors that the Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger.

(c)                The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning Parent furnished by Parent in writing for inclusion in the Disclosure Statement).

(d)               Parent shall ensure that any information furnished by Parent to the Company in writing for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.4              Notice of Certain Events. From the date hereof until the Closing, the Company shall promptly notify Parent in writing of:

(a)                any fact, matter, circumstance or event causing or that reasonably could cause individually or in the aggregate, a (i) Material Adverse Effect, (ii) result in any representation or warranty made by the Company hereunder to not be true and correct, or (iii) has resulted in or could reasonably be expected to result in the failure of any of the conditions set forth in Section 8.1 or 8.3 to be satisfied;

(b)               any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)                any written notice from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(d)               any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.7 or that relates to the consummation of the transactions contemplated by this Agreement.

Parent’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedule.

6.5              Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the officers and directors of the Company requested by Parent at least two Business Days before the Closing.

6.6              Governmental Approvals and Consents.

(a)                Each of the Company and Parent shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates (including without limitation any filings necessary to obtain the HSR Consents), and shall cooperate in order to cause early termination of any applicable waiting period under the HSR Act; provided that if any Party reasonably requests confidentiality restrictions with respect to the foregoing: (A) the parties hereto will consult with each other with respect thereto; (B) if agreement is not reached with respect to such confidentiality restriction, the other Party shall request confidential treatment with respect to the affected item; and (C) if the confidential treatment request is not approved, then such other party shall be free to disclose the affected item as required by applicable Law; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including without limitation the HSR Consents). Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               The Company and Parent shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.3(b) of the Disclosure Schedule.

(c)                Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to respond to any inquiries by any Governmental Entity regarding antitrust or other matters with respect to the transactions contemplated by this Agreement;

(d)               Avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement; and

(e)                If any order of Governmental Entity adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement has been issued, to have such order vacated or lifted.

(f)                All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Entity in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(g)               Notwithstanding the foregoing, nothing in this Section 6.6 shall require, or be construed to require, Parent or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Parent of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.7              Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions of this Agreement, the Parties shall each use their reasonable best efforts to perform their obligations in this Agreement and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated in this Agreement to be carried out promptly in accordance with the terms of this Agreement and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

(a)                The Company and Parent shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement. The Company and Parent shall also exercise reasonable best efforts to procure all consents required from third parties in order for the Company and Merger Sub to effect the transactions contemplated hereunder.

(b)               If any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

6.8              Exclusivity. Unless and until this Agreement shall have been terminated in accordance with Article 10, the Company will not (and will cause the Company’s Affiliates, officers, directors and Employees and any investment banker, attorney, accountant or other agent retained by the Company or Affiliates not to): (i) initiate or solicit, directly or indirectly, any Acquisition Proposal; (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning the Company’s business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent or any Affiliate, associate, agent or representative of Parent) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions, directly or indirectly, with any entity or group with respect to any actual or potential Acquisition Proposal. If the Company receives or becomes aware of any Acquisition Proposal after the date hereof, the Company shall promptly inform Parent as to any such matter and the details thereof and shall convey to Parent a copy of any letter, proposal or other document in which any such Acquisition Proposal is expressed.

6.9              Public Announcements. Neither Party nor their respective representatives shall issue any statement or communication to any third Person (other than its representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including if applicable the termination of this Agreement and the reasons therefor, without the written consent of the other Parties, except (i) as required by any Party to comply with applicable Law or court order or as necessary for any Party to enforce its rights hereunder or to comply with the rules of any securities exchange or market and (ii) as necessary to Shareholders in order for the Company to obtain the Requisite Shareholder Approval.

6.10          280G Covenant. Before the Closing Date, the Company shall submit to a Shareholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code), in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation, and the Company shall obtain any required waivers or consents from the “disqualified individual” prior to the vote. At least five Business Days before the vote, Parent and its counsel shall be given the right to review and comment on all documents to be delivered to the Shareholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of Parent thereon. Parent and its counsel shall be provided copies of all documents executed by the Shareholders and disqualified individuals in connection with the vote.

6.11          FIRPTA. No more than 10 days before the Closing, (a) the Company shall deliver to Parent and to Parent a certificate that the Company is not and in the last five years has not been a “U.S. real property holding corporation” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, or (b) each of the Shareholders shall deliver to Merger Sub certifications that they are not foreign Persons in accordance with the Treasury Regulations under Section 1445 of the Code. If Parent does not receive either the notices or the certifications described above on or before the Effective Time, Parent or the Exchange Agent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

6.12          Expenses. Except with respect to costs and expenses of filing and other fees associated with obtaining Consent to consummate the transaction contemplated by this Agreement under the HSR Act and any fees payable to the Exchange Agent, which shall be borne by the Parent, or as otherwise provided in this Agreement, each of Parent and the Company shall pay its own respective costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own respective financial advisors, accountants and counsel.

6.13          Indemnification. Parent agrees that all rights to indemnification and exculpation from liability for acts and omissions occurring at or before the Closing Date and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, Employees, equityholders and agents of the Company (collectively, the “Company Agents”) as provided in the Organizational Documents of the Company, under any contract between the Company and any Company Agent or under applicable Law shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Company Agent, unless an alteration or modification of such document is required by Law or the Company Agent affected thereby otherwise consents in writing thereto.

6.14          R&W Insurance. Immediately after the date hereof, Parent shall use commercially reasonable efforts to obtain and have in effect at the Closing representation and warranty insurance, issued by an insurer and in a form and providing coverage reasonably acceptable to Parent and the Representative for the benefit of Parent and the Surviving Corporation (“R&W Insurance”). If R&W Insurance is obtained and in effect at the Closing, the cost of the premium for the R&W Insurance shall be split equally between the Company and Parent, with the Company’s portion thereof being payable at Closing as a Transaction Expense. To the extent of the coverage of the R&W Insurance, if obtained, the Escrow Amount to be funded at Closing shall be reduced on a dollar for dollar basis, provided that in all events the Escrow Amount shall not be reduced below $2,000,000. If, notwithstanding Parent’s commercially reasonable efforts to obtain R&W Insurance, R&W Insurance is not obtained and in effect at the Closing, the Closing shall nevertheless occur, provided that the Escrow Amount shall be unaffected by this Section 6.14. For the avoidance of doubt, no R&W Insurance shall be obtained unless the Company and Parent mutually approve such R&W Insurance, and the failure to approve any R&W Insurance shall not constitute a breach of this Section 6.14.

6.15          Notices and Effect of Supplements to Schedules. Between the date hereof and the Closing Date, the Representative and the Company, on the one hand, and Parent, on the other hand, promptly upon becoming aware of any fact, matter, circumstance or event that occurs or arises after the date hereof and that causes or that reasonably could be expected to cause such Party to be in breach or violation of any of its representations, warranties, covenants or agreements contained in this Agreement, shall give notice to the other Party with respect thereto and supplement or amend the Disclosure Schedules provided by such Party (including adding new sections of the Disclosure Schedules if necessary) to reflect any such fact, matter, circumstance or event, which, if existing, on the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules. Any such notification, supplement or amendment shall not be effective to cure any breach, violation or inaccuracy in such representation or warranty, covenant or agreement of such Party contained in this Agreement for purposes of Article 9 and Article 10 of this Agreement. If in any such supplement or amendment of the Schedules delivered pursuant to this Section 6.15, the Company and/or the Principal Shareholders disclose an event, change or circumstance which constitutes a Material Adverse Effect, Parent shall have the right to terminate this Agreement; provided however, that if Parent does not terminate this Agreement within five days after receipt of such supplement, Parent will be deemed to have accepted such supplement or amendment to the Schedules, in which event, such notification, supplement or amendment shall, without affecting the rights of the Parties pursuant to the preceding sentence, be effective to qualify and cure any breach of or inaccuracy in, such representation or warranty made as of the Closing Date for purposes of Sections 8.2(a), 8.3(a), 9.1(a)(i) and 9.2(a) of this Agreement, as applicable. Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company shall deliver no later than five Business Days before the Closing, by delivery of an update to Section 3.5 of the Disclosure Schedule, the Restated 2014 Audit, which shall be an update of the Disclosure Schedule for all purposes under this Section 6.15, except that Parent shall have the right to seek indemnification pursuant to Article 9 if the Restated 2014 Audit includes changes from the Financial Statements that are material and adverse irrespective of whether such changes constitute a Material Adverse Effect or whether Parent terminates this Agreement or otherwise objects to such disclosure.

Article 7
TAX MATTERS

7.1              Tax Covenants.

(a)                Without the prior written consent of Parent, before the Closing, neither the Company nor any Subsidiary shall make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Surviving Corporation in respect of any Post-Closing Tax Period.

(b)               All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and Merger (including any real property transfer Tax and any other similar Tax) shall be borne and paid equally by the Company Indemnitors and Parent when due. Parent or the Surviving Corporation shall timely file any Tax Return or other document with respect to such Taxes or fees.

(c)                The Company shall terminate any and all existing Tax sharing agreements (whether written or not) binding upon the Company or any of its Subsidiaries no later than the Closing Date. After such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder.

7.2              Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period“), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                in the case of Taxes (x) based upon, or related to, income, receipts, profits, wages, capital or net worth, (y) imposed in connection with the sale, transfer or assignment of property, or (z) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)               in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.3              Tax Returns.

(a)                The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b)               Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Parent to the Representative (together with schedules, statements and, to the extent requested by the Representative, supporting documentation) at least 30 days before the due date (including extensions) of such Tax Return. If the Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten days after delivery of such Tax Return, notify Parent in writing that he so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If the Representative timely delivers such a notice of objection, Parent and the Representative shall negotiate in good faith and use their reasonable best efforts to resolve such disputed items. If Parent and the Representative are unable to reach such agreement within ten days after receipt by Parent of such notice, the Tax Return shall be filed as prepared by Parent and the disputed items shall be resolved by the Neutral Accountant, with any determination by the Neutral Accountant being final. The Neutral Accountant shall resolve any disputed items within 30 days of having the item referred to it pursuant to such procedures as it may require. If, based on the resolution of such dispute by the Neutral Accountant, the applicable Tax Return must be amended, Parent shall amend such Tax Return to reflect the Neutral Accountant’s resolution. The costs, fees and expenses of the Neutral Accountant shall be borne equally by Parent and the Representative.

(c)                The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent.

7.4              Cooperation and Exchange of Information. The Representative, the Company (as the Surviving Corporation after the Closing Date) and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article 7 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other Parties in writing of such extensions for the respective Tax periods. Before transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other Parties the opportunity to take custody of such materials.

Article 8
CONDITIONS

8.1              Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Merger shall be subject to the condition that at the Effective Time (it being agreed that if any of the following conditions are not satisfied as of the Closing and the Parties nevertheless consummate the Merger, such conditions shall be deemed waived except to the extent that the Parties agree specifically to the contrary in writing):

(a)                Shareholder Approval. The Company shall have obtained the Requisite Shareholder Approval;

(b)               No Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction to the effect that the Merger may not be consummated as in this Agreement provided;

(c)                No Proceeding. No proceeding or lawsuit shall have been commenced for the purpose of obtaining any injunction, writ or preliminary restraining order described in Section 8.1(c) or seeking to collect any material damages alleged to arise from the Merger or this Agreement; and

(d)               No Notice of Governmental Action. No written notice shall have been received from any governmental or regulatory agency indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by the Agreement.

(e)                HSR Consents. The HSR Consents shall have been obtained.

8.2              Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or before the Closing of each of the following conditions (it being agreed that if any of the following conditions are not satisfied as of the Closing and the Parties nevertheless consummate the Merger, such conditions shall be deemed waived except to the extent that the Parties agree specifically to the contrary in writing):

(a)                Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 5 which are qualified by materiality shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date). All other representations and warranties of Parent and Merger Sub set forth in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date);

(b)               Performance of Obligations by Merger Sub and Parent. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement on or before the Effective Time;

(c)                Consents. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body (domestic or foreign) required in connection with the execution, delivery and performance of this Agreement by Merger Sub and Parent (other than the HSR Consents) shall have been obtained or made, except for filing of the Certificate of Merger and any other documents required to be filed after the Effective Time;

(d)               Certificate. Parent shall furnish the Company with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 8.2(a), (b) and (c);

(e)                Escrow Agreement. The Escrow Agreement shall have been executed and delivered by Parent; and

(f)                Additional Documents. The Company shall have received such other certificates and instruments (including certificates of good standing of each of Parent and Merger Sub in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

8.3              Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or before the Closing of each of the following conditions (it being agreed that if any of the following conditions are not satisfied as of the Closing and the Parties nevertheless consummate the Merger, such conditions shall be deemed waived except to the extent that the Parties agree specifically to the contrary in writing):

(a)                Representations and Warranties. The representations and warranties of the Company set forth in Article 3 and of the Principal Shareholders in Article 4 which are qualified by materiality shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date). All other representations and warranties of the Company set forth in Article 3 of the Principal Shareholders in Article 4 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date);

(b)               Performance of Obligations of the Company. The Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or before the Closing, except for any failures to perform or comply that, individually or in the aggregate, are not material;

(c)                Authorization of Merger. The Company shall have obtained the Requisite Shareholder Approval in accordance with the requirements of the CGCL, and shall have delivered the notice of such authorization required under Section 6.3(a);

(d)               Governmental Consents. Subject to Section 6.6(a), the Company shall have obtained at its own expense, and shall have provided copies thereof to Parent and Merger Sub, all consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity the Company is required to obtain in connection with the execution, delivery and performance of this Agreement, except for the HSR Consents, the filing of the Certificate of Merger and any other documents required to be filed after the Effective Time;

(e)                Other Consents. The Company shall have obtained at its own expense, and shall have provided copies thereof to Parent, all consents, authorizations and approvals of third parties that are listed on Schedule 8.3(e)   shall have been obtained in form acceptable to Parent;

(f)                Certificate. The Company shall furnish Parent with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 8.3(a), (b), (c), (d) and (e);

(g)               Secretary’s Certificate. The Company shall furnish to Parent a certificate executed by the Secretary of each of the Company and its Subsidiaries certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of the Company and its Subsidiaries, (B) a true an complete copy of the resolutions of the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

(h)               Good Standing Certificates. The Company shall deliver to Parent certificates of good standing and/or subsistence of the Company and its Subsidiaries, dated as of the Closing Date, issued by the California Secretary of State’s office or, the relevant foreign Governmental Entity for its Subsidiaries; and of each jurisdiction in which each of the Company and its Subsidiaries is qualified to do business, that are dated within a reasonable period (not to exceed ten days) prior to the Closing Date;

(i)                 Resignation of Directors. Parent shall have received the resignation of all directors of the Company or such directors shall have otherwise been removed in accordance with applicable Law;

(j)                 Maximum Dissenting Shares. Either (a) the holders of at least 95% of the Company’s capital stock on an as-converted basis shall have executed written consents approving this Agreement and the Merger or (b) the period of time in which the Shareholders may perfect appraisal rights with respect to the Merger shall have expired, and Dissenting Shares shall constitute not more than 5% of the Company Common Shares outstanding immediately before the Effective Time;

(k)               Material Adverse Effect. There shall not have occurred and be continuing any change, event, circumstance or development which, individually or when taken together with all other changes, events, circumstances or developments, has had, or would reasonably be expected to have, a Material Adverse Effect;

(l)                 Release. Parent shall have received an executed release from each Principal Shareholder, which will be included in the Letter of Transmittal or such other form reasonably acceptable to Parent;

(m)             Lien Releases. Parent shall have received all (i) payoff letters and releases relating to any Indebtedness of any of the Company or its Subsidiaries, and (ii) releases from third parties of any and all Liens relating to the assets each of the Company and its Subsidiaries, other than Permitted Liens, in each case of clauses (i) and (ii) in form and substance reasonably satisfactory to Parent, including without limitation the release of all Liens listed on Schedule  8.3(m);

(n)               Employment Agreements. The Employment Agreements shall have been executed and delivered by the parties thereto;

(o)               Acknowledgement and Release. The Acknowledgement and Release Agreements shall have been executed and delivered by each recipient of any Employee Amount or any portion of the Closing Consideration payable to holders of Options that are employees of the Company;

(p)               Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Representative and the Escrow Agent;

(q)               Lock-up Agreements. The Principal Shareholders shall have executed and delivered to Parent and Merger Sub the Lock-up Agreements (“Lock-up Agreement”) in the form attached as Exhibit 8.3(q);

(r)                 Restrictive Covenant Agreements. Daniel Huang and Shawn Dougherty shall have executed and delivered to Parent and Merger Sub the Restrictive Covenant Agreement in the form attached as Exhibit  8.3(r);

(s)                Audited Financial Statements. The Company shall have delivered to Parent and Merger Sub as a supplement to Section 3.5 of the Disclosure Schedule the restated audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2014 and the restated audited consolidated statements of income and cash flows for the fiscal year then ended (the “Restated 2014 Audit”) issued in final form by PriceWaterhouseCoopers LLP.

(t)                 Additional Documents. Parent and Merger Sub shall have received such other certificates and instruments as they shall reasonably request in connection with the Closing.

Article 9
INDEMNIFICATION

9.1              Indemnification by the Company Indemnitors.

(a)                From and after the Closing, and subject to the terms and limitations set forth in this Article 9, the Company Indemnitors shall indemnify Parent and the Surviving Corporation severally calculated on a Proceeds Pro Rata Basis, subject to the provisions of Section 9.5 in respect of, and hold them harmless against, any and all Damages incurred or suffered by Parent, the Surviving Corporation, the Company, Merger Sub or any controlled Subsidiary thereof arising out of any of the following:

                                                                             (i)            any breach of any representation or warranty of the Company contained in (A) this Agreement or (B) any other certificate executed by the Company in connection with this Agreement or required to be delivered at Closing;

                                                                           (ii)            any failure to perform any covenant or agreement of the Company contained in this Agreement;

                                                                         (iii)            any claim by a Shareholder or former Shareholder of the Company, in his, her or its capacity as such, or any other Person, in each case to the extent seeking to assert, or to the extent based upon: (A) the ownership or rights to ownership of any shares of capital stock of the Company issued before the Closing; (B) any rights of a Shareholder incident to being a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement), including any option, preemptive rights, rights to notice or to vote, granted to such Person by applicable Law, the Company or any rights under the Organizational Documents of the Company that were applicable at or before the Closing; or (C) any claim that his, her or its shares were wrongfully repurchased by the Company before the Closing;

                                                                         (iv)            any fraud of the Company arising in connection with the transactions contemplated by this Agreement;

                                                                           (v)            except to the extent treated as a liability in the calculation of Closing Net Working Capital, (A) all Taxes of the Company or any of its Subsidiaries or relating to the mophie Business for all Pre-Closing Tax Periods including any such amounts determined to be owed in audits conducted as of or after the date hereof or the Closing Date; (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) or any of its Subsidiaries is or was a member on or before the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (C) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and

                                                                         (vi)            any claim for appraisal or dissenters’ rights, including any payment in respect of Dissenting Shares in excess of the amount of payments otherwise payable to the holders seeking such rights under Section 2.14 and any other costs or expenses (including reasonable attorney’s fees, costs and expenses in connection with any Legal Proceeding or in connection with any investigation) in respect of any such claims.

(b)               From and after the Closing, and subject to the terms and limitations set forth in this Article 9, each Shareholder shall severally indemnify Parent and the Surviving Corporation in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company, the Surviving Corporation, Parent, Merger Sub or any controlled Subsidiary thereof arising out of:

                                                                             (i)            any breach of any representation or warranty of the Principal Shareholder contained in this Agreement,

                                                                           (ii)            any failure of such Shareholder to have good and valid title to the issued and outstanding Company Common Shares, Company Preferred Shares or securities convertible into or exercisable for the foregoing, issued in the name of such Shareholder, free and clear of all Liens, or

                                                                         (iii)            with respect to the Principal Shareholders, any failure of each such Principal Shareholder to perform any covenant or agreement of such Principal Shareholder contained in this Agreement, a Restrictive Covenant Agreement, a Principal Shareholder Release or any voting agreement entered into before or in connection with the execution of this Agreement.

Such liability shall be limited to the applicable Shareholder and no other Shareholder shall have any liability, joint or otherwise, therefor.

9.2              Indemnification by Parent. From and after the Closing, and subject to the terms and limitations set forth in this Article 9, Parent shall indemnify the Company and the Company Indemnitors, subject to the provisions of Section 9.5 in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Company and the Company Indemnitors arising out of:

(a)                any breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement;

(b)               any failure to perform any covenant or agreement of Parent or Merger Sub contained in this Agreement; or

(c)                any fraud of Parent or Merger Sub, in each case arising in connection with the transactions contemplated by this Agreement.

9.3              Indemnification Claims.

(a)                Third Party Claims. A Party asserting a claim under this Article 9 (an “Indemnified Party”) shall give written notification to the Party claimed to have an indemnification obligation under this Article 9 (an “Indemnifying Party”), comprising a Claim Notice or Expected Claim Notice, of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the documents underlying such Third Party Action, the applicable provisions of this Agreement comprising the underlying claim, and the amount of the claimed Damages. No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation under this Article 9 except to the extent of any damage or liability caused by or arising out of such delay or failure. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) the Indemnifying Party acknowledges in writing to the Indemnified Party that any harm, damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article 9 (subject to the limitations set forth in this Article 9) and (B) an adverse resolution of the Third Party Action would not reasonably be expected to have a material adverse effect on the goodwill or reputation of the Indemnified Party or the business, operations or future conduct of the Indemnified Party, and (ii) the Indemnifying Party may not assume control of the defense of (A) any Third Party Action involving a claim under Section 9.1(a)(v) or based on a breach of the representations and warranties set forth in Section 3.12, (B) a matter involving possible criminal liability of the Indemnified Party or any of its Affiliates, or (C) a Third Party Action in which equitable relief is sought against the Indemnified Party or any of its Affiliates. If the Indemnifying Party does not, or is not permitted under the terms of this Section 9.3(a) to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Party not controlling any Third Party Action pursuant to this Section 9.3(a) (the “Non-controlling Party”) may participate in such defense at its own expense. The Party controlling any Third Party Action pursuant to this Section 9.3(a) (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other material pleading, motion or memorandum which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. In connection with matters for which the Indemnified Party obtains indemnification pursuant to this Article 9, the reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement only if (x) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 9.3(a) or (y) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes based on written advice of counsel that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action in which case the Indemnified Party’s Damages shall also include legal fees and expenses reasonably incurred by the Indemnified Party to the extent relating to such conflicting interests or different defenses.

(b)               The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and imposes no other obligations (other than those that are ministerial in nature in connection with any such settlement) on the Indemnified Party or any of its Affiliates. Except as provided in this Section 9.3(a) the Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(c)                To seek indemnification under this Article 9 for a claim that is not a Third Party Action (a “Direct Claim”), the Indemnified Party shall deliver a Claim Notice or Expected Claim Notice to the Indemnifying Party not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)               The Representative shall have full power and authority on behalf of each Shareholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Shareholders under this Article 9. The Representative shall have no liability to any Shareholder for any action taken or omitted on behalf of the Shareholder pursuant to this Article 9.

9.4              Survival of Representations and Warranties.

(a)                Unless otherwise specified in this Section 9.4 or elsewhere in this Agreement, all representations and warranties of this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect in accordance with their terms until the date 18 months following the Closing Date. Notwithstanding the foregoing, (i) all representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (No Violation), 3.4 (Capitalization), and 3.32 (Brokers) shall survive indefinitely, (ii) all representations and warranties set forth in 3.18 (Intellectual Property) shall survive for three years after the Closing Date, and (iii) all representations and warranties set forth in Sections 3.12 (Tax Matters), 3.14 (Employee Benefits), and 3.17 (Environmental), shall survive until 60 days after the expiration of the applicable statute of limitations. All covenants contained in this Agreement shall survive until performed fully in accordance with their terms.

(b)               No Claim Notice or Expected Claim Notice may be delivered after termination of the applicable survival period set forth in Section 9.4(a), except for a Claim Notice resulting from the matters described in an Expected Claim Notice delivered in a timely manner in accordance with Section 9.4(a). If Parent delivers to the Representative, before expiration of the applicable representation, warranty or covenant as set forth in Section 9.4(a), either a Claim Notice or an Expected Claim Notice, then the applicable representation(s), warranty(s), and/or covenant(s) shall survive until, but only for purposes of, the resolution of the matter or matters covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Surviving Corporation, the Surviving Corporation shall promptly so notify the Representative.

9.5              Limitations. Notwithstanding anything to the contrary in this Article 9:

(a)                Neither the Company Indemnitors nor Parent shall be liable for Damages under Sections 9.1(a)(i) or 9.2(a), respectively, until the aggregate amount of all Damages from all claims exceeds $500,000 (the “Deductible Amount”), at which point the Company Indemnitors or Parent, as applicable, shall become liable for all such Damages under Section 9.1(a)(i) in excess of the Deductible Amount; provided, that the limitation set forth in this sentence shall not apply in the case of fraud or the breach of any of the Fundamental Representations.

(b)               Except in the case of claims based on a breach of any of the Fundamental Representations or due to fraud or for breach of any of covenant, neither the Company Indemnitors nor Parent shall be liable for Damages under Sections 9.1(a)(i) or 9.2(a) in excess of 10% of the sum of the Closing Consideration and Earn-Out Payment, in the aggregate. In the case of claims based on breach of any of the Fundamental Representations, neither the Company Indemnitors nor Parent, as applicable, shall be liable for Damages under Sections 9.1(a)(i) or 9.2(a) in excess of the Merger Consideration actually received by the Shareholders.

(c)                Except in the case of claims due to fraud, the Company Indemnitors shall have personal liability, on a Proceeds Pro Rata Basis, for all Damages incurred by Parent, provided that no Company Indemnitor shall have any liability for such Damages in excess of the aggregate Merger Consideration actually received by such Company Indemnitor.

(d)               Notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub shall be able to collect any Damages directly from any Company Indemnitor:

                                                                             (i)            unless and until there are insufficient unclaimed amounts in the Escrow Fund remaining to satisfy such Damages pursuant to the Escrow Agreement;

                                                                           (ii)            to the extent that a specific accrual or reserve for the amount of such Damage was set forth on the Financial Statements or taken into account in calculating Final Closing Net Working Capital;

                                                                         (iii)            there are insufficient amounts available to satisfy such Damages from the Contingent Payment, provided that nothing in this Section 9.5(d)(iii) shall preclude Parent or Merger Sub from asserting any Claim or Expected Claim before the expiration of the Calculation Period; or

                                                                         (iv)            to the extent that such Damages are covered by the R&W Insurance procured by Parent and the Company pursuant to Section 6.14, if any.

(e)                Notwithstanding anything to the contrary herein, subject to the other limitations set forth herein, (i) in respect of any indemnifiable claim brought pursuant to this Article 9, each Company Indemnitor shall only be liable for its share, determined on a Proceeds Pro Rata Basis, of the Damages determined to be indemnifiable hereunder pursuant to such claim, and (ii) each Company Indemnitor shall be severally liable for, and no other Company Indemnitor shall have any liability with respect to, Damages by reason of or relating to (x) fraud of such Company Indemnitor who also is a Shareholder committed in such Shareholder’s capacity as a Shareholder or (y) the indemnification obligations set forth in Section 9.1(b), for which the liability of each such Company Indemnitor who is a Shareholder shall not exceed the aggregate Merger Consideration such Shareholder actually received at Closing plus amounts contributed to the Escrow Fund and the Representative Expense Fund by and attributable to such Shareholder.

(f)                No Company Indemnitor shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(g)               Subject to Section 11.16, except with respect to claims based on fraud, and as provided in Section 2.16, after the Closing, the rights of Parent and Merger Sub under this Article 9 shall be the exclusive remedy for Damages of Merger Sub, Parent, the Company, the Surviving Corporation or any controlled subsidiary thereof with respect to claims or Damages resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or in any other agreement or instrument to which the Company is a party furnished by the Company (but not, for the avoidance of doubt, by any Shareholder) to Merger Sub, Parent the Company, the Surviving Corporation or any controlled subsidiary thereof in connection with the transactions contemplated by this Agreement.

(h)               The amount of any Damages payable under this Article 9 shall be limited to the amount thereof, if any, that remains after deducting therefrom an amount equal to (i) the amount by which any insurance proceeds (other than R&W Insurance) actually received by the Indemnified Party in respect of any such claim exceed the portion of the Damages (if any) for which the Indemnified Party has no right to indemnification under this Article 9, less (ii) that portion of the policy premium increase in the next policy period that results from the assertion of such claim, as determined by the Indemnified Party based on correspondence from the Indemnified Party’s insurance carrier or insurance broker. The Indemnified Party shall use commercially reasonable efforts to recover under applicable insurance policies for any Damages as to which the Indemnified Party seeks indemnification under this Article 9; provided that the Indemnified Party shall not be required to assert a claim against such insurance if the Indemnified Party reasonably believes that the insurance carrier’s payment of such claim would result in a non-renewal of the policy or an increase in future expected premiums that would make it commercially unreasonable to obtain insurance on those terms, or would materially and adversely affect the Indemnified Party’s ability to recover against such insurance policy in respect of expected future claims (and, in such case, the Indemnifying Party waives all rights of subrogation that it may have in respect of such insurer upon payment of the related Damages). Notwithstanding the foregoing, the determination of any insurance coverage benefit shall not delay payment or indemnification of such Damages by an Indemnifying Party. If the Indemnified Party or any Affiliate thereof receives any such insurance proceeds after an indemnification payment by the Indemnifying Party, and provided the Indemnified Party has collected all sums due from the Indemnifying Party, then the amount of Damages to be recovered by the Indemnified Party shall be recalculated, taking into account the limitations of this Section 9.5(h), as if such amounts had been received before the collection of any Damages under this Agreement and any excess Damages previously collected after such recalculation shall be repaid to the Indemnifying Party. Notwithstanding the foregoing, if R&W Insurance is obtained, it must be Parent’s initial and, until exhausted, sole recourse for indemnity claims under this Article 9 for which coverage is available under the R&W Insurance, except for the amount of any retention thereunder, which shall be indemnifiable.

(i)                 Notwithstanding anything to the contrary contained herein, neither Parent, the Company nor any Affiliate thereof shall be entitled to make any claim for recovery for any Damages related to or arising from (i) the amount or availability of any Tax asset or attribute of the Company or (ii) the ability of Parent, the Company or any Affiliate thereof to utilize any Tax asset or attribute of the Company following the Closing.

(j)                 None of the Company, the Surviving Corporation, Merger Sub or any controlled subsidiary thereof shall be entitled to recover Damages relating to any matter arising under one provision of this Agreement to the extent that the Company, the Surviving Corporation, Merger Sub or any controlled subsidiary thereof has already recovered Damages with respect to such matter pursuant to other provisions of this Agreement. Without limiting the generality of the foregoing, the operation of Section 2.16 is an exclusive remedy in respect to the items to be taken into account in connection with any adjustment pursuant thereto, and none of the Company, the Surviving Corporation, Merger Sub or any controlled subsidiary thereof shall be entitled to any additional recourse in respect thereof, whether arising from a breach of a representation or warranty or otherwise.

(k)               Notwithstanding anything to the contrary set forth herein, for the purpose of Sections 9.1(a)(i), 9.1(b)(i) and 9.2(a), in determining the amount of Damages suffered by the Indemnified Party related to, but not whether there has occurred, a breach of any representation or warranty contained in this Agreement for which the Indemnifying Party has responsibility under this Article 9, such representation and warranty shall be construed without regard to any “material,” “Material Adverse Effect,” or similar qualifications set forth herein.

9.6              Tax Treatment. The Parties agree to treat any indemnity payment made pursuant to this Article 9 as an adjustment to the Merger Consideration for all Tax purposes.

9.7              Mitigation. Each of the Parties shall use commercially reasonable efforts to mitigate any Damages that are subject to a claim for indemnification under this Article 9.

Article 10
TERMINATION

10.1          Termination and Abandonment. This Agreement may be terminated at any time before Effective Time:

(a)                by mutual written agreement of the Company and Parent;

(b)               by Parent by giving written notice to the Company if the Company breaches any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Sections 8.1 or 8.3 not to be satisfied and (ii) is not cured, if capable of cure, within 15 days following delivery by Parent to the Company of written notice of such breach;

(c)                by the Company by giving written notice to Parent if Parent is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in Sections 8.1 or 8.2 not to be satisfied and (ii) is not cured, if capable of cure, within 15 days following delivery by the Company to Parent of written notice of such breach;

(d)               By Parent by giving written notice to the Company (i) at any time after the Shareholders have voted on approval of the Merger and the Requisite Shareholder Approval was not obtained or (ii) if the Requisite Shareholder Approval has not been obtained within two Business Days after the date of this Agreement;

(e)                By Parent by giving written notice to the Company if the Closing shall not have occurred on or before the later of (i) the date 90 days following the date of this Agreement or (ii) five Business Days after the satisfaction of the condition precedent set forth in Section 8.1(e) (the “Termination Date”) by reason of the failure of any condition precedent under Sections 8.1 or 8.3 (unless the failure results primarily from a breach by Parent or Merger Sub of any representation, warranty or covenant contained in this Agreement); and

(f)                By the Company by giving written notice to Parent if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Sections 8.1 or 8.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

10.2          Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party or its respective officers, directors or shareholders, except for obligations under Section 6.2(c), this Article 10 and Article 11, all of which shall survive the termination.

Article 11
MISCELLANEOUS PROVISIONS

11.1          Notices. All notices, communications and deliveries hereunder shall be made in writing signed by the Party making the same, shall specify the Section of this Agreement pursuant to which it is given or being made, and shall be deemed given or made (i) on the date delivered if delivered in person, (ii) on the third Business Day after it is mailed if mailed by registered or certified mail (return receipt requested) (with postage and other fees prepaid), (iii) on the next Business Day after deposit with a nationally recognized overnight courier service, or (iv) upon confirmed receipt of delivered by email or fax, as follows:

To Merger Sub or Parent:

ZAGG Inc

910 West Legacy Center Drive, Suite 500

Midvale, UT 84047

Attention: Bradley J. Holiday, Chief Financial Officer

Email: brad.holiday@zagg.com

with a copy (which shall not constitute notice) to:

Durham Jones & Pinegar

111 East Broadway, Suite 900

Salt Lake City, Utah 84111

Attention: Jeffrey M. Jones

                   N. Todd Leishman

Email:        jjones@djplaw.com

                   tleishman@djplaw.com

To the Company:

mophie, Inc.

15101 Red Hill Avenue

Tustin, CA 92780

Attention: Daniel Huang

Email: daniel@mophie.com

with a copy (which shall not constitute notice):

Buchalter Nemer

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California 90017-1730

Attention: Jeremy Weitz

                   Tanya Viner

Email:         jweitz@buchalter.com

                   tviner@buchalter.com

To the Representative:

Daniel Huang
20 Buellton
Irvine CA 92602
Email: daniel@mophie.com

with a copy to (which shall not constitute notice):

Buchalter Nemer

1000 Wilshire Boulevard, Suite 1500

Los Angeles, California 90017-1730

Attention: Jeremy Weitz

                   Tanya Viner

Email:         jweitz@buchalter.com

                   tviner@buchalter.com

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing.

11.2          Exhibits and Schedules to this Agreement. All Exhibits and Schedules to this Agreement, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

11.3          Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day other than a Business Day, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

11.4          Assignment; Successors in Interest. No assignment or transfer by Parent, Merger Sub, or the Company of its respective rights and obligations under this Agreement before the Closing shall be made except with the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

11.5          Survival of Covenants. The covenants and agreements of the parties set forth in Article 6 and to be performed following the Effective Time shall survive the Effective Time and remain in full force and effect until performed or waived by the appropriate Party.

11.6          Number; Gender. Whenever the context so requires, the singular shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

11.7          Captions. The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Exhibits and Schedules are references to Exhibits and Schedules to this Agreement.

11.8          Controlling Law. This Agreement, and any claim, controversy or dispute arising out of, or relating to, the transactions contemplated by this Agreement or the performance of services hereunder or thereunder, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without reference to Delaware’s choice of law rules.

11.9          Entire Agreement. This Agreement supersedes all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement, and this Agreement, the Escrow Agreement, the Employment Agreements, the Releases constitute the entire agreement among the Parties; provided, however, that nothing in this Agreement shall affect the validity or enforceability of the Confidentiality Agreement.

11.10      Amendment. This Agreement may be amended by the Parties by or pursuant to action taken by their respective Boards of Directors (if applicable) at any time, but after the Requisite Shareholder Approval is obtained, no amendment or modification shall be made that reduces the amount or changes the form of the consideration to be paid to the Shareholders or that in any way materially adversely affects the rights of the Shareholders without the further approval of the Shareholders. Without limiting the foregoing, this Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

11.11      Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

11.12      Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Delivery by any Party of a facsimile or .pdf signature page shall be deemed to be delivery of an originally executed signature, provided that either Party shall provide an original signature page upon request by the other Party.

11.13      No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, and their successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

11.14      Jurisdiction and Forum.

(a)                By the execution and delivery of this Agreement, the Parties submit to the personal jurisdiction of any state or federal court in the State of Delaware for any action to interpret or enforce this Agreement, and agree that service of process upon the Representative may be accomplished in the manner specified for notices under Section 11.1. The foregoing shall not limit the rights of any Party to serve process in any other manner permitted by Law.

(b)               To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such Party or such Party’s property, such Party hereby irrevocably waives such immunity in respect of his, her or its obligations with respect to this Agreement.

(c)                Each of the parties to this Agreement irrevocably agrees that Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or relating to, the transactions contemplated by this Agreement or the performance of services hereunder or thereunder, brought by any Party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any Delaware state or federal court within the State of Delaware) (each, a “Chosen Court”), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Chosen Courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or therewith and the transactions contemplated hereby and thereby. Each of the Parties agrees not to commence any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or relating to, the transactions contemplated by this Agreement or the performance of services hereunder except in the Chosen Courts, other than any such Action in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such Chosen Court. Each of the Parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of or relating to this Agreement, in respect of any oral representations made or alleged to be made in connection herewith or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such Chosen Court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

11.15      Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, CLAIM, SUIT, LITIGATION OR OTHER PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.16      Enforcement; Specific Performance.

(a)                The Parties agree that irreparable damage would occur if the Company fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement, and that Merger Sub shall be entitled to specific performance in such event, in addition to any other remedy at law or in equity.

(b)               The Parties agrees that, in the event of any breach or threatened breach by the Company of any covenant or obligation contained in this Agreement, Merger Sub shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. In circumstances where the Company is obligated to consummate the transactions contemplated by this Agreement and such transactions have not been consummated, the Parties expressly acknowledge and agree that Merger Sub and its shareholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate Merger Sub and its shareholders, and that Merger Sub, on behalf of itself and its shareholders, shall be entitled to enforce specifically the Company’s obligation to consummate such transactions.

(c)                The Parties further agree that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy expressly available pursuant to this Section 11.16, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument in connection with or as a condition to obtaining any remedy expressly available pursuant to this Section 11.16.

(d)               Notwithstanding anything to the contrary in this Agreement, the Parties agree that, before the Closing, the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Merger Sub or to enforce specifically the terms and provisions of this Agreement.

11.17      Construction.

(a)                The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)               Any reference in this Agreement to “including” shall be interpreted as “including without limitation”.

(c)                Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(d)               Any dollar thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” under this Agreement.

(e)                Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

(f)                When reference is made in this Agreement to information that has been “made available” to the Merger Sub , that shall mean that such information was either (i) contained in the Company’s electronic data room no later than 5:00 p.m., Mountain Time, on January 30, 2016, or (ii) delivered to Merger Sub or its counsel before such date.

11.18      Representative Counsel. Notwithstanding any provision of this Agreement to the contrary, Merger Sub, Parent and the Surviving Corporation consent to Buchalter Nemer or any successor firm representing the Representative after the Effective Time notwithstanding such firm’s representation of the Company before the Effective Time, and agree that, as of the Effective Time, the Representative shall succeed to the Company’s right to waive the attorney-client privilege and similar rights of or between the Company and such firm with respect to any matters arising or occurring before the Effective Time.

11.19      Reliance on Counsel and Other Advisors. Each Party has consulted such legal, financial, technical or other experts as it deems necessary or desirable before entering into this Agreement. Further, and notwithstanding the foregoing, the Company and the Principal Shareholders have consulted their own tax experts regarding the tax consequences of entering into this Agreement, and neither the Company nor any of the Principal Shareholders have relied upon any representations made by Parent, the Merger Sub or their counsel regarding such tax consequences. Each Party represents and warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

[Signature page follows]

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed, as of the date first above written.

Parent: ZAGG INC, a Nevada corporation By: /s/ Randall L. Hales Name: Randall L. Hales Title: CEO, President	The Company: mophie inc., a California corporation By: /s/ Daniel Huang Name: Daniel Huang Title: Chairman, President & Chief Executive Officer
Merger Sub: ZM ACQUISITION, INC., a Delaware corporation By: /s/ Randall L. Hales Name: Randall L. Hales Title: President
REPRESENTATIVE: /s/ Daniel Huang DANIEL HUANG, individually

Principal Shareholders:

DANIEL HUANG

/s/ Daniel Huang

Signature

Address:

20 Buellton

Irvine, CA 92602

Fax: n/a

Email: daniel@mophie.com

Company Series A Common Shares Owned: 340,975,000

Company Series B Preferred Shares Owned: 0

Principal Shareholders:

SHAWN DOUGHERTY

/s/ Shawn Daugherty

Signature

Address:

2202 Orchard Drive

Newport Beach, California 92660

Fax: n/a

Email: shawn@mophie.com

Company Series A Common Shares Owned: 218,525,000

Company Series B Preferred Shares Owned: 0

Principal Shareholders:

MICHIGAN GROWTH CAPITAL PARTNERS, L.P., a Delaware limited partnership

/s/ Charles Rothstein

Signature

Name: Charles Rothstein

Title: Senior Managing Director

Address:

32330 W. 12 Mile Road

Farmington Hills, Michigan 48334

Fax: (248) 489-8819

Email: crothstein@beringea.com

Company Series A Common Shares Owned: 0

Company Series B Preferred Shares Owned: 1,416,135

Appendix 1
Definitions

“Accredited Investor” has the meaning set forth in section 501(a) of Regulation D under the Securities Act.

“Acknowledgement and Release Agreement” means an agreement Optionholders or holders of Company Series A Preferred Warrants shall be required to sign acknowledging and agreeing to the terms of this Agreement and releasing the Company, Merger Sub and Parent, and which shall be substantially in the form set forth as Exhibit 2.13(c) .

“Acquisition Proposal” means any proposal, plan or offer to acquire all or any substantial part of the business or properties or capital stock of the Company or its Subsidiaries, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate the Company or any Subsidiary or otherwise distribute to shareholders of the Company or any Subsidiary all or any substantial part of the business or properties of the Company or any Subsidiary; provided, however, that the Merger shall not constitute an Acquisition Proposal for purposes of this Agreement.

“Action” means any action, suit, claim, audit, arbitration, investigation, inquiry, grievance or other proceeding, whether civil, criminal, administrative or investigative.

“Adjusted CEMC” means, as of any Payment Date, the sum of (a) the CEMC plus (b) the In-the-Money Options Exercise Amount.

“Adjusted EBITDA” means, for the referenced period, the aggregate consolidated net income before interest, income taxes, depreciation and amortization of the Company and its Subsidiaries, in all cases attributable directly to sales generated by the Company, its Subsidiaries and the Business determined in accordance with GAAP but applied and calculated in a manner consistent with Parent’s determination of its consolidated EBITDA (including specifically Parent’s reserve methodologies), adjusted to exclude the effect of (A) any fees and expenses related to (i) reductions in work force and/or consolidating operations, or (ii) closing facilities or otherwise reorganizing operations, (B) any expenses incurred in connection with the matters set forth in Section 2.11, (C) any general corporate charge or other allocation of expenses from Parent or its Affiliates, (D) any expenses related to the Key Man Retention Bonus Awards and (E) any Transaction Expenses.  No shared service expenses or research and development or similar expenses that benefit any entities other than the Company and its Subsidiaries shall be allocated to or shared by the Company unless agreed upon in writing by Parent and the Representative. To the extent that any transactions between the Company and Parent or any of their respective Affiliates may affect Adjusted EBITDA, Parent shall cause all such transactions to be conducted on terms and conditions at least as favorable to the Company and its Subsidiaries as the Company and its Subsidiaries could reasonably obtain from an independent distributor or supplier.

“Affiliate” means with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Aggregate Series B Preferred Amount” means an amount equal to the product obtained by multiplying the number of Company Series B Preferred Shares outstanding immediately before the Effective Time (other than the Dissenting Shares, if any) by the Per Share Preferred Amount.

“Applicable Holders” means the holders immediately prior to the Closing of: (i) the Company Preferred Shares, (ii) the Series A Preferred Warrants, (iii) the Company Common Shares, and (iv) the Options.

“Audit Completion Date” means the date that the IRS notifies the Company in writing that the examination of the Company referenced in the Audit Notice is complete.

“Audit Notice” means that notice of examination, dated January 1, 2016, to the Company from the Department of the Treasury Internal Revenue Service Large Business and International.

“Base Balance Sheet Date” means December 31, 2015.

“Business Day” means any day other than a Saturday, Sunday, or any day on which banks in New York, New York are closed.

“Calculation Period” means the period beginning on April 1, 2016 and ending on March 31, 2017, provided, if the Closing Date is on or after the 8th day of any month starting March 8, 2016, then the Calculation Period shall be for the 12-month period starting on the first day of the second full calendar month after the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act”, 42 U.S.C. § 9601 et seq.

“Claim Notice” means written notification which contains, to the extent then known, (a) a description of the Damages incurred or reasonably expected to be incurred by an Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article 9 for such Damages and a reasonable explanation of the basis therefor, including the applicable provision or provisions of the Agreement giving rise to such claim, (c) where such Damages are known, a demand for payment in the amount of such Damages, and (d) where available, a copy of the document asserting such claim.

“Claimed Amount” means the amount of any Damages incurred or reasonably expected to be incurred by Merger Sub in connection with a claim for indemnification pursuant to Article 9.

“Closing Net Working Capital” means the Company’s current assets less current liabilities, each determined in accordance with GAAP consistently applied and the method illustrated on Schedule 2.16(a).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor Law.

“Common Equivalent Merger Consideration” or “CEMC” means, as of any Payment Date, an amount equal to (a) the Closing Consideration, minus (b) the Escrow Amount, minus (c) the Representative Expense Fund, minus (d) the amount of Indebtedness of the Company as of the Effective Time, minus (e) the Transaction Expenses, minus (f) the aggregate of all Employee Amounts, minus (g) the Payroll Taxes, minus (h) the Aggregate Series B Preferred Amount, plus (i) the amount of any Contingent Payments (excluding any Contingent Escrow Amount) (subject to and in accordance with Sections 2.10 and 2.11), plus (j) any Escrow Amounts and any Contingent Escrow Amounts released from the Escrow Fund (subject to and in accordance with Section 2.17 and Article 9), plus (k) any amounts released from the Representative Expense Fund (subject to and in accordance with Section 2.17), plus (l) the positive amount of any Estimated Closing Adjustment, minus (m) the absolute value of the negative amount of any Estimated Closing Adjustment, plus (n) any Closing Adjustment Surplus.

“Company Common Shares” means, collectively, the shares of the Series A Common Stock, Series B Common Stock and Series C Common Stock.

“Company Indemnitors” means the holders (or deemed holders pursuant to this Agreement) of Company Common Shares, Company Preferred Shares, In-the-Money Options, Series A Preferred Warrants, and, any Persons who are entitled to receive an Employee Amount.

“Company Knowledge Parties” means Shawn Dougherty, Daniel Huang, Ric Tilley and Richard Mullin, and solely with respect to Section 3.5, Jordan Triezenberg and Shaun Bonnell, and solely with respect to Section 3.13 and 3.17, Pamela DeMond.

“Company Plan” means any Employee Benefit Plan maintained, or contributed to, by the Company, its Subsidiaries or any ERISA Affiliate for the benefit of or relating to any current or former Company employee or independent contractor (or any dependent or beneficiary of any of the foregoing) or for which the Company or any Subsidiary has or would reasonably be expected to have any present or future liability.

“Company Preferred Shares” means, collectively, the Company Series A Preferred Shares and the Company Series B Preferred Shares.

“Company Real Property” means any Owned Real Property or Leased Real Property.

“Company Series A Common Shares” means shares of Series A Common Stock, no par value per share, of the Company.

“Company Series B Common Shares” means the shares of Series B Common Stock, no par value per share, of the Company.

“Company Series C Common Stock” means shares of the Series C Common Stock, no par value per share, of the Company.

“Company Series A Preferred Warrants” means the warrants to purchase Company Series A Preferred Shares outstanding immediately before the Effective Time.

“Company Series A Preferred Shares” means the Series A Preferred Stock, no par value per share, of the Company.

“Company Series B Preferred Shares” means the Series B Preferred Stock, no par value per share, of the Company.

“Company Transaction Expenses” means all third-party transaction fees and expenses (a) paid after the date of this Agreement or (b) unpaid as of the Closing, in each case incurred by the Company in connection with the transactions contemplated by this Agreement.

“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement dated on or about September 9, 2015, between Parent and the Company.

“Contingent Payments” means, collectively, the Earn-Out Payment, the Tax Refund, the Customs Refund, the WMU Property Sale Proceeds and the Living Social Proceeds.

“Damages” means any and all claims, debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in a settlement entered into in accordance with this Agreement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other reasonable expenses of litigation, arbitration or other dispute resolution procedures).

“Earn-Out Base Amount” means a positive amount equal to (i) the product of (x) the amount of Adjusted EBITDA for the Calculation Period, multiplied by (y) the Earn-Out Payment Multiple, minus (ii) $100,000,000, plus (iii) one-half of the absolute value of the Tax Adjustment Amount if the Tax Adjustment Amount is a negative amount, (iv) minus one-half of the Tax Adjustment Amount if the Tax Adjustment Amount is a positive number. For avoidance of doubt, (x) there is no upper limit on the amount of the Earn-Out Amount, and (y) if Adjusted EBITDA for the Calculation Period is less than $20,000,000, (1) the Earn-Out Base Amount shall be zero, and (2) there shall otherwise be no adjustment made to the amount of the Merger Consideration resulting from the Tax Adjustment Amount.

“Earn-Out Payment Multiple” means 5.0.

“Earn-Out Share Portion” means, with respect to any Eligible Applicable Holder, (i) the aggregate dollar amount of Earn-Out Payment Shares issuable, multiplied by (ii) the quotient of (A) such Eligible Applicable Holder’s Unpaid Pro Rata Portion of the Earn-Out Payment, divided by (B) the aggregate of all Eligible Applicable Holder’s Unpaid Pro Rata Portion of the Earn-Out Payment (including such Eligible Applicable Holder). For illustration purposes only, if the portion of the Earn-Out Payment to be paid in Earn-Out Payment Shares is $5,000,000, a specific Eligible Applicable Holder’s Unpaid Pro Rata Portion of the Earn-Out Payment is 20% of the Earn-Out Payment and the aggregate of all Eligible Applicable Holders’ Unpaid Pro Rata Portions of the Earn-Out Payment is 90% of the Earn-Out Payment, then such Eligible Applicable Holder’s Earn-Out Share Portion would be a dollar amount equal to $1,111,111.11 ($5,000,000 x .20 ÷ .90).

“Eligible Applicable Holders” means all Applicable Holders who, as of the Earn-Out Payment Date, are (i) Accredited Investors, (ii) have delivered such instruments or documents as Parent may reasonably require in order to establish that they are Accredited Investors and otherwise to enable Parent to comply with all applicable Law in connection with the issuance of any Earn-Out Payment Shares, and (iii) are entitled to participation in such Earn-Out Payment.

“Employee” shall mean any employee of the Company.

“Employee Amounts” means the amounts payable to employees or non-employee service providers of the Company or its Subsidiaries pursuant to any change in control bonus plan, severance plan, change of control, retention or similar arrangement of the Company or its Subsidiaries.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or any other written or oral plan, program, agreement or arrangement covering one (1) or more individuals (including any individual employment, severance or bonus agreements or arrangements) involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, incentive or retention payments, change in control benefits, supplemental retirement, retiree medical, life insurance, sickness, fringe benefits, stock options, stock purchase, phantom stock, stock appreciation, equity or any other forms of incentive compensation or post-retirement compensation.

“Employment Agreement” means an employment agreement between the Company (as the Surviving Corporation) and each of the Key Employees, in each case in the form attached hereto as Exhibit 8.3(n), with conforming changes as shall be agreed to by Parent, on behalf of the Surviving Corporation, and each such Person.

“Environmental Laws” means any applicable federal, state, or local law relating to pollution or protection of human health from exposure to Hazardous Substances including without limitation, Laws relating to the exposure to, or Releases or threatened Releases of, or otherwise relating to the identification, generation, use, transportation, handling, discharge, emission, treatment, storage, or disposal of any Hazardous Substance. Without limiting the generality of the foregoing, Environmental Laws shall include, without limitation, the CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., each as amended to date, regulations promulgated thereunder, and analogous and state and local statutes, regulations, rule and ordinances, including, without limitation, product stewardship or extended producer responsibility laws and the California Safe Drinking Water and Toxic Enforcement Act of 1986, also known as Proposition 65.

“ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit 2.17.

“Escrow Amount” means (i) $5,000,000, which shall be deposited in escrow pursuant to Section 2.17 but subject to adjustment pursuant to Section 6.14, plus (ii) any amount deposited therein pursuant to Section 2.16(f)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expected Claim Notice” means a written notice that, as a result of a Legal Proceeding instituted by or written claim made by a third party (including without limitation an invitation to license under specified intellectual property rights of any third party due to alleged infringement by the Company), Merger Sub reasonably expects to incur Damages for which it is entitled to indemnification under Article 9.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.3 (No Violation), 3.4 (Capitalization), Sections 3.12 (Tax Matters), 3.14 (Employee Benefits), 3.17 (Environmental) and 3.32 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of the federal or any state, local or foreign government.

“Hazardous Substance” means any chemicals, pollutants, contaminants, substances or waste which poses a present threat or damage to any Person or property, or which is otherwise prohibited by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Consents” means such Consents as may be required under the HSR Act or any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Indebtedness” with respect to any Person means (a) any indebtedness or other obligation for borrowed money; (b) any obligation incurred for all or any part of the deferred purchase price of property or other assets or for the deferred cost of property or other assets constructed or of improvements thereto, other than accounts payable incurred in the Ordinary Course of Business; (c) the face amount of all letters of credit issued for the account of such Person; (d) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens issued by such Person; (e) capitalized lease obligations; (f) all third party financial guarantees and similar obligations of such Person; (g) all accrued interest, fees and charges in respect of any indebtedness; (h) all bankers acceptances and overdrafts issued for the account of such Person; and (i) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any of the foregoing.

“In-the-Money Options” means the Options vested as of the Effective Time and that, as of the applicable Payment Date, have an exercise price per share of Company Series B Common Shares less than the Per Share Adjusted CEMC.

“In-the-Money Options Exercise Amount” means, as of any Payment Date, the aggregate exercise amount for all In-the-Money Options determined on an Option-by-Option basis by multiplying the exercise price per Company Series B Common Shares issuable upon exercise of an applicable Option by the aggregate number of Company Series B Common Shares subject to such Option.

“IRS” means the Internal Revenue Service.

“Key Employees” means Daniel Huang and Shawn Dougherty.

“Key Man Retention Bonus Awards” means cash bonus awards to be adopted by the Company on or prior to the Closing Date in form reasonably acceptable to Parent and providing for cash bonus payments to certain Employees of the Company in connection with and conditioned on the amount of the Earn-Out Based Amount.

“Key Man Retention Bonus Amount” means an amount equal to the aggregate amount of Key Man Retention Bonus Awards, not to exceed 4.5% of the Earnout Payment up to $50,000,000 and 5.5% of the Earn-out Payment in excess of $50,000,000.

“Knowledge of the Company”, “Company’s Knowledge” and phrases of like import mean the knowledge of any of the Company Knowledge Parties. A Company Knowledge Party will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (a) such individual has actual knowledge of such fact, circumstance, event or other matter or (b) such fact, circumstance, event or other matter would be known to such individual had he or she made reasonable inquiry of such matter.

“Law” means any United States federal, state or local or foreign law, common law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any decree, order, injunction, rule or judgment.

“Legal Proceeding” means any action, suit, proceeding, claim, complaint, hearing, arbitration or investigation, in each case before any Governmental Entity or before any arbitrator.

“Lien” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of Law), other than (a) mechanic’s, material men’s and similar liens, (b) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (c) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and the Subsidiaries and not material to the Company and the Subsidiaries, taken as a whole.

“Living Social Case” means that certain action entitled Mophie, Inc. v. Dharmesh Shah A.K.A. David Shah D/B/A Source Vista, LivingSocial, Inc., a Delaware corporation, and Serve Global, LLC, A Texas Limited Liability Company D/B/A Sourcevista.Com, Case No. SACV 13-01321 DMG (JEMx) in the United States District Court, Central District of California, and any related appeal of such matter in the United States District Court of Appeals for the Federal Circuit or otherwise.

“Material Adverse Effect” means any change, effect, occurrence, fact, or event that, individually or in the aggregate, has or reasonably could be expected to have a material adverse effect on the business, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Subsidiaries taken as a whole, other than any change, event, circumstance or development arising after the date of this Agreement resulting from (A) changes in the United States economy, so long as such changes do not disproportionately affect the business of the Company and the Subsidiaries, taken as a whole, relative to other businesses operating in the industries in which the Company and the Subsidiaries operate, (B) acts of war, sabotage or terrorism (including any escalation or general worsening thereof), or earthquakes, floods or other natural disasters, in any area where the Company and the Subsidiaries operate, so long as such acts of war, sabotage or terrorism, or earthquakes, floods or other natural disasters do not disproportionately affect the business of the Company and the Subsidiaries, taken as a whole, relative to other businesses operating in the industries in which the Company and the Subsidiaries operate, (C) adverse effect related to or resulting from (a) the announcement, pendency or consummation of the Merger, or the execution of this Agreement or the performance of obligations hereunder, including the impact of any of the foregoing on relationships with customers, suppliers or employees, or (D) changes in Law or GAAP, so long as such changes do not disproportionately affect the business of the Company and the Subsidiaries, taken as a whole, relative to other businesses operating in the industries in which the Company and the Subsidiaries operate. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“mophie Business” means the sale, manufacture, marketing and distribution of battery cases and portable battery chargers for smartphones.

“Neutral Accountant” means Grant Thornton, LLP.

“Option” means each option to purchase or acquire Series B Common Stock.

“Optionholder” means each holder of an issued and outstanding Option under the Option Plan.

“Option Plan” means the mophie, Inc. Amended and Restated 2011 Stock Plan, as amended through the date hereof.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Organizational Documents” means the articles of incorporation, certificate of formation, certificate of incorporation, charter, bylaws, articles of formation, articles of organization, regulations, operating agreement, certificate of limited partnership, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, organization or governance of a Person, including any amendments thereto.

“Payment Date” means any date upon which any portion of CEMC is to be distributed or otherwise paid to Applicable Holders in accordance with Article 2.

“Payroll Taxes” means social security, Medicare, unemployment and other payroll, employment or similar or related Taxes or similar obligations payable, in each case, by the Company as result of the payment of any Employee Amounts or the cash-out of Options or Company Series A Preferred Warrants, in each case at Closing.

“Per Share Adjusted CEMC” means, as of any Payment Date, an amount equal to the product of (a) the Adjusted CEMC, multiplied by (b) the Per Share Percentage.

“Per Share Percentage” means, as of any Payment Date, an amount expressed as a percentage equal to one divided by the total number of Series A Common Shares and calculated assuming that (i) all Company Series B Preferred Shares have been converted into Series A Common Shares, (ii) all Company Series A Preferred Warrants have been exercised, (iii) all Company Series A Preferred Shares deemed to have been issued upon the deemed exercise of the Company Series A Preferred Warrants have been converted into Company Series A Common Shares, (iv) all Company Series B Common Shares have been converted into Company Series A Common Shares, (v) all Company Series C Common Shares have been converted into Company Series A Common Shares, and (vi) all then In-the-Money Options have been exercised for Company Class B Common Shares and all such Company Class B Common Shares deemed to have been issued upon the deemed exercise of the then In-the-Money Options have been converted into Company Series A Common Shares.

“Permits” means all permits, licenses, registrations and certificates issued by or obtained from any Governmental Entity (including those relating to the occupancy or use of owned or leased real property, but excluding Environmental Permits).

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith for which adequate reserves are maintained, (ii) those matters of record title which do not materially affect the operation of the Owned Real Property, including, but not limited to, easements, covenants, rights-of-way and other similar restrictions or conditions of record, non-monetary imperfections of title or encumbrances; (iii) landlords, mechanics’, carriers’, warehousemen’s, workers’ and other similar Liens for sums that are not yet due and payable; (iv) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security; or (v) Liens that would be disclosed by an accurate survey of the Leased Real Property, which, individually or in the aggregate, do not, to the Company’s Knowledge, materially adversely affect the value or the continued use of the Leased Real Property to which they apply.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period.

“Pro Rata Portion” means, for purposes of determining any specific Applicable Holder’s portion of any amount to be paid to the Applicable Holders as of any Payment Date, an amount equal to (x) the Per Share Adjusted CEMC, multiplied by (y) the number of Company Series A Common Shares held, or deemed to be held by such Applicable Holder, assuming that (i) all Company Series B Preferred Shares have been converted into Series A Common Shares, (ii) all Company Series A Preferred Warrants have been exercised, (iii) all Company Series A Preferred Shares deemed to have been issued upon the deemed exercise of the Company Series A Preferred Warrants have been converted into Company Series A Common Shares, (iv) all Company Series B Common Shares have been converted into Company Series A Common Shares, (v) all Company Series C Common Shares have been converted into Company Series A Common Shares, and (vi) all then In-the-Money Options have been exercised for Company Class B Common Shares and all such Company Class B Common Shares deemed to have been issued upon the deemed exercise of the then In-the-Money Options have been converted into Company Series A Common Shares, minus (z) the aggregate exercise amount for all such Applicable Holder’s In-the-Money Options determined on an Option-by-Option basis by multiplying the exercise price per Company Series B Common Shares issuable upon exercise of an applicable Option by the aggregate number of Company Series B Common Shares subject to such Option.

“Proceeds Pro Rata Basis” means, with respect to any Company Indemnitor, an amount equal to (i) the amount of Damages as to which a Claim for indemnification under Section 9.1 is asserted, multiplied by (ii) a fraction (A) the numerator of which shall be the aggregate amount of the Merger Consideration actually received by such Company Indemnitor, and (B) the denominator of which shall be the aggregate Merger Consideration actually received by all Company Indemnitors.

“Release” shall have the same meaning as under the CERCLA, 42 U.S.C. Section 9601(22).

“Representative Expense Fund” means $750,000 paid to the Representative or his designee pursuant to Section 2.17(b).

“Requisite Shareholder Approval” means the adoption of this Agreement and the approval of the Merger by (i) a majority of the votes represented by the outstanding Company Series A Common Shares, Company Series B Common Shares and Company Series C Common Shares, voting separately as a class, and (ii) the unanimous vote of the holders of the Company Series B Preferred Stock, voting separately as a class and (iii) a majority of votes represented by any other class or series of capital stock entitled to vote on this Agreement and the Merger.

“Shareholder” means a holder of the Company Preferred Shares or Company Common Shares and, for avoidance of doubt, includes the Principal Shareholders in addition to any other such holder.

“Subsidiary” means a person or entity of which the Company holds, directly or indirectly, fifty percent (50%) or more of the voting securities or securities or other interests sufficient to allow the Company to elect or designate a majority of the members of the Board of Directors or other governing body thereof.

“Tax Adjustment Amount” shall be calculated in accordance with Schedule 2.10(a) .

“Tax Returns” means any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Taxes” means any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, escheat, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Third Party Action” means any Legal Proceeding by a Person other than a Party for which indemnification may be sought under Article 9.

“Transaction Expenses” means all third-party transaction fees and expenses (a) paid after the date of this Agreement or (b) unpaid as of the Closing, in each case incurred by the Company in connection with the transactions contemplated by this Agreement. Transaction Expenses payable by the Company shall include the expenses and fees of the Exchange Agent.

“Unpaid Pro Rata Portion” means, with respect to an Applicable Holder as of any Payment Date, the unpaid portion of such Applicable Holder’s Pro Rata Portion.

“Working Capital Target” means $15,100,000.

In addition to the foregoing terms, the following capitalized terms are defined in the referenced sections of this Agreement:

Agreement	Preamble
Author	Section 3.18(a)(i)
Base Balance Sheet	Section 3.5(a)
C V Dissolution Credit	Section 2.11(a)
California Certificate of Merger	Section 2.3
California Filings	Section 2.3
Certificates	Section 2.14(d)
CGCL	Recital A
Chosen Court	Section 11.14(c)
Closing	Section 2.2
Closing Adjustment Statement	Section 2.16(b)
Closing Adjustment Surplus	Section 2.16(f)(iii)
Closing Consideration	Section 2.9
Closing Date	Section 2.2
Closing Third Party Consents	Section 8.3(e)
Company	Preamble
Company Agents	Section 6.13
Company Data	Section 3.18(a)(i)
Company Data Agreement	Section 3.18(a)(ii)
Company Databases	Section 3.18(a)(i)
Company Intellectual Property	Section 3.18(a)(iii)
Company Intellectual Property Agreements	Section 3.18(a)(iv)
Company Products	Section 3.18(a)(i)
Company Registered Intellectual Property	Section 3.18(a)(viii)
Company Source Code	Section 3.18(a)(ix)
Company Stock Plans	Section 3.4(c)
Company Websites	Section 3.18(a)(x)
Company-Owned Intellectual Property	Section 3.18(a)(v)
Confidential Information	Section 3.18(a)(i)
Consent	Section 3.3(b)
Contingent Escrow Amount	Section 2.10(c)(i)
Controlling Party	Section 9.3(a)
Customs Refund	Section 2.11(b)
Data Protection Legislation	Section 3.18(a)(xi)
Deductible Amount	Section 9.5(a)
Delaware Certificate of Merger	Section 2.3
DGCL	Recital A
Direct Claim	Section 9.3(c)
Disclosure Schedule	Article 3
Disclosure Statement	Section 6.3(a)
Dispute Notice	Section 2.16(d)
Dissenting Shares	Section 2.15

Distributable Earn-Out Payment	Section 2.10(c)(iii)
Distribution Amount	Section 2.17(a)(i)
DOL	Section 3.13(f)
EAD	Section 3.13(f)
Earn-Out Payment	Section 2.10(a)
Earn-Out Payment Calculation	Section 2.10(b)
Earn-Out Payment Calculation Date	Section 2.10(b)
Earn-Out Payment Calculation Objection Notice	Section 2.10(d)
Earn-Out Payment Calculation Statement	Section 2.10(b)
Earn-Out Payment Date	Section 2.10(c)
Earn-Out Payment Shares	Section 2.10(c)(i)
Effective Time	Section 2.3
Enforceability Exceptions	Section 3.2
Environmental Claim	Section 3.17(e)
Environmental Permits	Section 3.17(a)
Escrow Fund	Section 2.17(a)
Estimated Closing Adjustment	Section 2.16(a)
Estimated Closing Adjustment Statement	Section 2.16(a)
Estimated Closing Net Working Capital	Section 2.16(a)
Exchange Agent	Section 2.14(a)
Exchange Fund	Section 2.14(a)
Export Approvals	Section 3.28
Final Closing Net Working Capital	Section 2.16(b)
Financial Statements	Section 3.5(a)
Grant Date	Section 3.4(d)
Hazardous Substance	Section 3.17(c)
ICT Infrastructure	Section 3.18(a)(i)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)
Intellectual Property	Section 3.18(a)(xii)
Intellectual Property Rights	Section 3.18(a)(xiii)
Lease	Section 3.16(a)
Leased Real Property	Section 3.16(a)
Leases	Section 3.16(a)
Letter of Transmittal	Section 2.14(d)
Living Social Proceeds	Section 2.11(d)
Lock-up Agreement	Section 8.3(q)
Material Contracts	Section 3.11(a)
Merger Consideration	Section 2.9
Merger Filings	Section 2.3
Merger Sub	Preamble
Merger Sub Common Stock	Section 5.1(b)
NOL Credit	Section 2.11(a)
Non-controlling Party	Section 9.3(a)
Off The Shelf Software	Section 3.18(a)(xiv)
Open Source Materials	Section 3.18(a)(xv)

Outstanding Indebtedness	Section 3.21
Owned Real Property	Section 3.15(a)
Parent	Preamble
Parent SEC Documents	Section 5.5
Parties	Preamble
Party	Preamble
Per Share Preferred Amount	Section 2.13(b)
Personal Data	Section 3.18(a)(xvi)
PPACA	Section 3.13(g)
Pre-Closing Period	Section 6.2(a)
Principal Shareholder	Preamble
Principal Shareholders	Preamble
Privacy Laws	Section 3.18(a)(xvii)
Process	Section 3.18(a)(xviii)
Proprietary Information and Technology	Section 3.18(a)(xix)
R&W Insurance	Section 6.14
Representative	Preamble
Representative Expenses	Section 2.18(e)
Representative Period	Section 2.17(b)(i)
Restated 2014 Audit	Section 8.3(s)
Review Period	Section 2.10(d)
Scheduled Distribution Date	Section 2.17(a)(i)
Securities Act	Section 3.4(f)
Short-Form Agreement	Section 2.3
Straddle Period	Section 7.2
Surviving Corporation	Section 2.1
Tax Refund	Section 2.11(a)
Termination Date	Section 10.1(e)
Third-Party Intellectual Property	Section 3.18(a)(xx)
Unresolved Claims	Section 2.17(a)(i)
USCIS	Section 3.13(f)
WMU Property Sale Proceeds	Section 2.11(c)
Work Permit	Section 3.13(f)